Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.07

ENGINE LEASE FINANCE CORPORATION

- and -

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V.

AIRCRAFT ENGINE LEASE GENERAL TERMS AGREEMENT

To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Agreement may be created through the transfer of possession of any counterpart other than the original counterpart which shall be identified as the counterpart which has been marked “Original “on the signature page hereof.

CLYDE & CO

51 EASTCHEAP

LONDON

EC3M 1JP

UK

THIS AGREEMENT is made the      day of April 2006

BETWEEN:

(1)	ENGINE LEASE FINANCE CORPORATION, a company incorporated under the laws of the State of Nevada, U.S.A. having its principal place of business at Shannon Business Park, Shannon, Co. Clare, Ireland as lessor (“Lessor”), and

(2)	CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. de C.V., sociedad anónima de capital variable organised and existing under the laws of Mexico with its principal place of business at Paseo de la Reforma 505, Piso 15, Edificio Torre Mayor, Cuauhtemoc, Mexico DF, 06500 Mexico as lessee (“Lessee”).

WHEREAS Lessor and Lessee have agreed to enter into this Agreement to set out the general terms which shall apply if Lessor from time to time leases one or more aircraft engines to Lessee AND WHEREAS it is expected that such engines will be installed on aircraft registered with the FAA, DGAC or the Irish aircraft registry and leased to the Lessee.

For the consideration hereinafter set out, IT IS HEREBY AGREED:

PART A	PRE-DELIVERY AND DELIVERY MATTERS

1.	Interpretation, Conditions Precedent, Lease and Delivery

1.1	Capitalised words used in this Agreement and each Lease have the meaning given to them in Part E and this Agreement and each Lease shall be construed as set out in Part E.

1.2	If Lessor agrees to lease an engine to Lessee it may do so by requiring Lessee to execute a Lease in respect of such engine whereupon the parties shall be obliged to lease the Engine specified therein in accordance with the terms of such Lease.

1.3	Subject to Lessee having fulfilled the conditions precedent set out in Schedule 1 and no Total Loss, Relevant Event or Force Majeure having occurred, the leasing of an Engine under this Agreement shall commence on the Delivery Date relating thereto and shall terminate on the Termination Date relating thereto.

1.4	Each Engine shall be accepted by Lessee at the Delivery Location when tendered for delivery by Lessor in conformity with and in such condition as required herewith and with the relevant Lease and on such Delivery Date Lessee shall sign and deliver to Lessor an Acceptance Certificate in respect of such Engine.

1.5	If Delivery of an Engine has not occurred by the Final Delivery Date specified therefor, the parties shall have no further obligation to lease such Engine save that Lessor shall return to Lessee any amounts thereof paid by Lessee on behalf of Lessee to Lessor in respect of such Engine provided that no Event of Default has occurred and is then continuing.

2.	Acknowledgements, Waivers and Disclaimers

2.1	LESSEE ACKNOWLEDGES AND AGREES IN RESPECT OF EACH ENGINE FOR WHICH IT EXECUTES AN ACCEPTANCE CERTIFICATE THAT, AS BETWEEN LESSOR AND LESSEE:

(a)	THE CONDITION OF THE ENGINE ON DELIVERY SHALL BE “AS IS WHERE IS” AND ITS PRIOR INSPECTION SHALL BE THE SOLE RESPONSIBILITY OF LESSEE. DELIVERY BY LESSEE TO LESSOR OF THE ACCEPTANCE CERTIFICATE SHALL BE CONCLUSIVE PROOF AS BETWEEN LESSOR AND LESSEE THAT THE ENGINE CONFORMS TO ITS DESCRIPTION AS SET OUT IN THE RELEVANT LEASE FOR IDENTIFICATION PURPOSES ONLY;

(b)	LESSOR SHALL NOT BE LIABLE FOR ANY LOSS ARISING DIRECTLY OR INDIRECTLY FROM ANY DEFECT OR MECHANICAL MALFUNCTION IN THE ENGINE OR FROM ANY DELAY IN DELIVERY OF OR FAILURE TO DELIVER THE ENGINE WHERE SUCH DELAY OR FAILURE IS ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF ANY THIRD PARTY OR CIRCUMSTANCE OUTSIDE OF LESSOR’S DIRECT CONTROL;

(c)	LESSOR IS NOT THE MANUFACTURER OF THE ENGINE, HAS NEVER OPERATED THE ENGINE AND NO TERM, CONDITION, WARRANTY, COLLATERAL WARRANTY, REPRESENTATION, COVENANT, UNDERTAKING OR GUARANTEE WHATSOEVER EXPRESS OR IMPLIED (HEREINAFTER “WARRANTIES”) HAVE BEEN GIVEN OR MADE BY, OR ON BEHALF OF, LESSOR IN RESPECT OF THE ENGINE;

(d)	IN ENTERING THIS AGREEMENT AND SUCH LEASE, LESSEE HAS RELIED ON ITS OWN INDEPENDENT INSPECTION OF THE ENGINE AND ON ITS OWN ADVICE AND NOT ON ANY LESSOR’S WARRANTY IN RELATION TO THE ENGINE INCLUDING AS TO (1) ITS DESCRIPTION, CONDITION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE (INCLUDING THE ABILITY TO OPERATE OR REGISTER THE ENGINE OR USE THE ENGINE TECHNICAL RECORDS IN ANY JURISDICTION), VALUE, WORKMANSHIP, DESIGN, DURABILITY, SUITABILITY, OPERATION OR PERFORMANCE AND/OR (2) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE KNOWN OR UNKNOWN APPARENT OR CONCEALED EXTERIOR OR INTERIOR AND/OR (3) THE ABSENCE OF ANY INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT AND/OR (4) ANY IMPLIED WARRANTY ARISING FROM ANY COURSE OF PERFORMANCE, ANY COURSE OF DEALING OR USAGE OF TRADE ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND EXTINGUISHED;

(e)	EXCEPT AS SET FORTH IN THE ENGINE WARRANTY AGREEMENT, NO THIRD PARTY HAS MADE TO LESSEE NOR IS AUTHORISED TO MAKE, FOR AND/OR ON BEHALF OF LESSOR, ANY WARRANTY RELATING TO THE ENGINE OR THE ENGINE’S DESCRIPTION, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, VALUE OR USE;

(f)

LESSOR HAS GIVEN NO WARRANTIES AS TO WHAT USE OR APPLICATION MAY BE MADE OF THE ENGINE IN THE CONDITION IN WHICH THE ENGINE IS DELIVERED NOR AS TO WHETHER THE ENGINE COMPLIES WITH, OR IS CAPABLE OF BEING MODIFIED SO AS TO COMPLY WITH, ANY PRESENT OR FUTURE ENVIRONMENTAL RESTRICTIONS OR REQUIREMENTS IMPOSED BY ANY GOVERNMENTAL ENTITY, INCLUDING NOISE ABATEMENT AND EMISSION CONTROL REQUIREMENTS AND IT IS FURTHER AGREED THAT LESSEE SHALL BE SOLELY RESPONSIBLE FOR OBTAINING

WHATEVER CERTIFICATION, APPROVAL, WAIVER OR EXEMPTION IS REQUIRED FROM ANY COMPETENT AUTHORITY FOR THE USES OR APPLICATION TO WHICH LESSEE INTENDS TO EMPLOY THE ENGINE.

2.2	SOLEY AS BETWEEN LESSOR AND LESSEE TO THE GREATEST EXTENT PERMISSIBLE UNDER LAW, LESSEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHTS TO THE BENEFIT OF ALL WARRANTIES SAVE FOR SUCH WARRANTIES AS LESSOR HAS ASSIGNED TO LESSEE PURSUANT TO THE ENGINE WARRANTY AGREEMENT, IN RELATION TO THE ENGINE WHETHER OR NOT REFERRED TO IN CLAUSE 2.1 ABOVE AND WHETHER GRANTED TO LESSEE BY STATUTE, CUSTOM, JUDICIAL OR LEGAL PRECEDENT OR OTHERWISE. LESSEE ALSO IRREVOCABLY AND UNCONDITIONALLY WAIVES AS AGAINST LESSOR ANY RIGHTS WHICH IT MAY HAVE IN TORT IN RESPECT OF ANY OF THE MATTERS REFERRED TO IN CLAUSE 2.1 AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT LESSOR SHALL HAVE NO GREATER LIABILITY IN TORT IN RESPECT OF ANY SUCH MATTER THAN IT WOULD HAVE IN CONTRACT AFTER TAKING ACCOUNT OF THE FOREGOING EXCLUSIONS.

2.3	NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN IS INTENDED TO OBVIATE, REMOVE OR WAIVE ANY RIGHTS OF WARRANTY OR OTHER CLAIMS RELATING THERETO WHICH LESSEE OR LESSOR MAY HAVE AGAINST THE MANUFACTURER OR SUPPLIER OF THE ENGINE OR ANY PARTY.

2.4	SUBJECT TO CLAUSE 9.3, LESSOR SHALL NOT BE LIABLE TO LESSEE, ANY SUBLESSEE OR ANY OTHER PARTY, WHETHER IN CONTRACT OR IN TORT FOR ANY UNAVAILABILITY, LOSS OF USE OR SERVICE, LOSS OR DELAY IN CONNECTION WITH THE ENGINE WHATSOEVER, WHETHER ON BOARD A HOST AIRCRAFT OR ELSEWHERE EXCEPT TO THE EXTENT THAT THE SAME SHALL ARISE AS A RESULT OF THE, WILFUL MISCONDUCT OR BREACH OF THIS AGREEMENT BY LESSOR.

2.5	AFTER DELIVERY, LESSOR SHALL NOT BE LIABLE FOR ANY EXPENSE IN REPAIRING OR REPLACING THE ENGINE OR TO SUPPLY ANOTHER ENGINE IN LIEU IF IT IS LOST, CONFISCATED, DAMAGED, DESTROYED OR OTHERWISE RENDERED UNFIT FOR USE.

2.6	THE PARTIES HAVE DISCUSSED AND NEGOTIATED CLAUSE 2 AND FULLY UNDERSTAND THAT LESSEE’S PAYMENT OBLIGATIONS AND COVENANTS AND UNDERTAKINGS WERE CALCULATED AND AGREED HAVING SPECIFICALLY CONSIDERED CLAUSE 2.

PART B	POST-DELIVERY AND OPERATIONAL MATTERS

3.	Payments and Security

3.1	Lessee shall pay Rent to Lessor and provide Lessor’s Security in respect of each Engine when and as specified in the Lease relating to such Engine.

3.2	(a)	Regarding the Deposit specified in any Lease:-

(i)

it shall be held by Lessor, commingled with its own funds, as security for the full, punctual performance of all of Lessee’s obligations under the Lessee Documents. Lessor may but shall not be obliged to apply the Deposit in whole or in part for the payment of any amounts owing from time to time by Lessee or to perform any of Lessee’s obligations or otherwise remedy any Event of Default. Upon any depletion of the Deposit, Lessee shall, promptly following receipt of a written notice from Lessor that all or any portion of the Deposit has been depleted, restore the Deposit to its full cash amount;

(ii)	Lessee shall not attempt to subject the Deposit to any Encumbrance or assign any interest therein to any other party. Subject to Clause 12, the Deposit may be assigned by Lessor in whole but not in part to the Lender or any assignee or transferee of Lessor provided, however, that any such Lender, assignee or transferee shall have agreed in writing for the benefit of Lessee to hold, apply and return such Deposit solely for the purposes and as provided in this Agreement or the relevant Lease;

(iii)	upon the occurrence of an Event of Default, the Deposit shall automatically and without further act be applied against any amount due and payable to Lessor, unless Lessor thereafter elects otherwise by notice to Lessee;

(iv)	upon Lessor’s acceptance of but no later than 10 days following Redelivery of the Engine in conformity herewith and with the applicable Lease and the full and complete performance of all of Lessee’s accrued obligations in respect of such Engine at that time, the relevant Deposit or the remaining part thereof shall be repaid to Lessee; and

(v)	nothing in Clause 3.2(a) shall create a relationship of trust or any duty of a fiduciary nature between Lessor and Lessee.

(b)	Lessor’s Security shall be in a form and substance satisfactory to Lessor.

3.3	All payments shall be made when due without prior demand by wire transfer in immediately available funds in Dollars to the following bank account:

Bank:	*****

ABA Routing:	*****

Account Name:	*****

Account Number:	*****

or to such other bank account in the United States as Lessor may nominate from time to time. Payments which are due on a specified date shall be received not later than 1.00 p.m. (New York time) on the due date and all other payments shall be made for same day value in accordance with Lessor’s directions.

3.4	If any payment falls due on a non Business Day payment shall be made on the immediately succeeding Business Day. Payments shall be considered to be made on the date on which they are received by Lessor’s bank.

3.5	Lessee’s obligation to make all payments under this Agreement is absolute and unconditional irrespective of any contingency whatsoever including, but not limited to:

(i)	any right of set-off, counterclaim, recoupment, defence or other right which either party hereto may have against the other;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(ii)	any unavailability of an Engine for any reason whatsoever, including, any lack or invalidity of title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind of an Engine, or the ineligibility of an Engine for any particular use, or for registration under the laws of any relevant jurisdiction, or any partial loss of, or any damage to, an Engine;

(iii)	any failure or delay of either party hereto, whether with or without fault on its part, in performing or complying with any of the terms of this Agreement;

(iv)	any insolvency or, similar proceedings by or against Lessor or Lessee or any Sublessee;

(v)	any lack of due authorisation of, or other defect in, this Agreement and/or any arrest, confiscation, seizure, impounding, forfeiture, detention, exercise or purported exercise of any possessory lien or other claim or exercising of any rights of attachment in execution of any judgment or otherwise in relation to an Engine; or

(vi)	the occurrence of a Total Loss of an Engine after Delivery until receipt by Lessor of its Agreed Value.

Notwithstanding the foregoing, nothing herein shall be deemed to constitute a waiver by or otherwise prohibit Lessee from bringing or pursuing any claim it may have against Lessor in connection will this Agreement or any Lease.

3.6	If Lessee fails to make any payment within 3 Business Days of its due date, Lessee shall pay to Lessor as supplemental rent from time to time on demand interest at the Default Rate specified in any Lease (both before and after judgment) on that amount, from the due date to the actual date of receipt in full of that amount by Lessor.

3.7	During the continuance of a Relevant Event, Lessor may partly or wholly apply any money received by Lessor from Lessee or on its behalf either to Rent due at the time such payment is made or to any other sums then properly due and payable under this Agreement. Lessor may also apply payments received in respect of any one Engine against obligations owed by Lessee in respect of any other Engine.

3.8	Lessor may set off any matured obligation owed by Lessor to Lessee under this Agreement against any amount accrued and payable by Lessee to Lessor, arising under this Agreement and regardless of the place of payment or currency. If the respective obligations of the parties are expressed in different currencies, Lessor may, for the purposes of effecting set-off, convert either or both currencies into Dollars or any other currency which Lessor may in its absolute discretion determine at the prevailing rate of exchange available in the New York market at the time of conversion. Lessor shall not be obliged to pay any amounts to Lessee under this Agreement so long as any sums which are then due to Lessor by Lessee under any agreement between them remain unpaid and any such amounts which would otherwise be due will fall due, only if and when Lessee has paid all such sums except to the extent that Lessor otherwise agrees or sets off such amounts against such payment pursuant to the foregoing.

3.9	If Lessee fails to make any payment to any other party in connection with any Engine, Lessor may but shall not be obliged to do so make any such payment to any such party. Lessee shall reimburse Lessor any such amount paid by Lessor to any such party together with interest thereon at the Default Rate within five Business Days of demand.

4.	Maintenance Reserves

Except as otherwise set forth in or modified in respect of any Engine, by any Lease, Lessee shall pay Maintenance Reserves as follows:-

4.1	Within 10 days after the end of each calendar month during the Lease Period and on the Termination Date, Lessee shall pay to Lessor the current Hourly Reserve for each Flight Hour and the current LLP Reserve for each Flight Hour or Cycle (whichever may be applicable) operated by the Engine as recorded in the Utilisation Report.

4.2	The Hourly Reserve shall be varied in favour of Lessor or Lessee (as applicable) as follows:-

(a)	each year on the anniversary of Delivery the Hourly Reserve shall be increased by *****

(b)	at any time if the ongoing ratio of Flight Hours to Cycles as provided for in the Lease is changed or if any material change is made to the Maintenance Programme, Operating Procedures, or if there is in the reasonable opinion of Lessor any material change in Lessee’s standards of maintenance, by an amount to be determined by Lessor and Lessee, both acting reasonably.

(c)	if the Engine is operated at a thrust rating other than as provided for in the Lease, by an amount to be determined by Lessor and Lessee, both acting reasonably.

4.3	The LLP Reserve shall be varied in favour of Lessor or Lessee (as applicable) as follows:-

(a)	each year on the anniversary of Delivery the LLP Reserve shall be adjusted by the percentage change during the 12 months prior to the said anniversary in the price of Life Limited Parts as calculated by reference to the prices published by the Manufacturer;

(b)	any time the Manufacturer reduces or increases the certified life limit of any installed Life Limited Part; or

(c)	any time the Engine is operated at a thrust rating other than as provided for in the Lease and such operation requires the certified life limit of any installed Life Limited Part to be reduced or increased.

4.4	Lessor shall pay to Lessee, within 15 Business Days after each claim made by Lessee, subject to such claim being supported by an invoice in reasonable detail certified by the applicable service provider, such amounts as are equal to the costs of completed Engine Heavy Maintenance shop visits. Lessor shall process a maximum of two claims only from the Hourly Reserves and LLP Reserves attributable to the Engine in respect of each Engine Heavy Maintenance shop visit during the Lease Period. Payment shall be made to Lessee or direct to the Authorised Repairer upon receipt of a request from Lessee PROVIDED:-

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(a)	for each Engine Heavy Maintenance the amount that can be claimed from the Hourly Reserves shall be limited to the EHM Claim Cap stated in the Lease;

(b)	payment shall be made from the LLP Reserve in respect of replacement (but not service, modification or repair) of Life Limited Parts (excluding handling charges) up to but not exceeding the amount of LLP Reserves paid by Lessee to Lessor less any amounts previously paid to Lessee in respect of replacement of Life Limited Parts provided further that payment in respect of replacement of each Life Limited Part shall be limited to an amount equal to the cost of replacement of such Life Limited Part multiplied by a percentage amount, which percentage amount shall be calculated in each case as follows:

*****

*****
(c)	no payment shall be made from the Hourly Reserves for the replacement of Life Limited Parts;

(d)	the total amounts payable at any time by Lessor to Lessee pursuant to this Clause 4.4 shall not in any event exceed the balance of any funds paid by Lessee to Lessor pursuant to Clause 4.1 at the time of the Engine Heavy Maintenance shop visit for which the claim is made less any repair or overhaul expenditure which Lessor has, in accordance with the terms of this Agreement, incurred;

(e)	if, on any occasion, the maximum amount available to Lessee pursuant to this Clause 4.4 in respect of the Engine is insufficient to meet a claim for payment, the shortfall may not be carried forward or made the subject of any further claim for payment;

(f)	Lessee shall not be entitled to make any claim under this Clause 4.4 during the continuance of any Event of Default; and

(g)	any amounts paid to Lessor pursuant to Clause 4.1 which have not been claimed by Lessee under this Clause 4.4 on or before the thirtieth day after the Termination Date shall be retained by, and accrue for the benefit of, Lessor.

4.5	Repayment Upon Total Loss

Following the occurrence of an Event of Loss and upon receipt by Lessor of the Agreed Value in respect of the relevant Engine and all other amounts then due and payable by Lessee to Lessor, Lessor shall return to Lessee all amounts then held by Lessor as Hourly Reserves and LLP Reserves in respect of such Engine.

5.	Lessee’s Covenants in Respect of Maintenance and Repair

Lessee covenants that, throughout each Lease Period, it shall:

(a)

carry out scheduled maintenance, condition monitored maintenance and on-condition maintenance including preventive maintenance tests, system checks and all necessary related work, store, preserve, transport, service,

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

repair and overhaul, alter, modify or make additions to the Engine so as to keep it in a serviceable state of repair and in a fully operational and airworthy condition compliant with all laws or regulatory requirements and the Maintenance Programme, Engine and Host Aircraft maintenance manuals and in accordance with the terms of this Agreement;

(b)	perform all checks and other special inspections and modifications required by the Manufacturer and the Aviation Authority including, requirements contained in any Airworthiness Directives issued during the Lease Period which require terminating action within 6 months after the end of such Lease Period. Save as is otherwise agreed by Lessor, where modification or alteration is required by such Airworthiness Directives it shall be implemented by Lessee within the specified time limit as specified in the Airworthiness Directive;

(c)	substitute, replace and renew all Parts which reach their limiting number of Cycles or Flight Hours or are lost, damaged beyond repair or otherwise become unfit for use with replacement parts having no less Cycles or Flight Hours remaining to their next expected overhaul or removal than is required to comply with the Redelivery Condition and are of the same make, Part number and the same or an improved model and are of the latest applicable modification standard and are approved by the Manufacturer for use in the Engine, the installation of which will have no adverse affect on the value or airworthiness of the Engine. No serviceable Part shall be replaced unless the replacement part has at least the same number of Cycles or Flight Hours remaining to the next expected overhaul or removal as the Part which it is replacing and is of the same make, Part number and the same or an improved model and is the latest applicable modification standard and is approved by the Manufacturer for use in the Engine;

(d)	procure that, all repairs performed on any Part or on any replacement part to be installed in or on the Engine shall be approved by the Manufacturer for use in the Engine;

(e)	procure that, all relevant certificates of maintenance and release to service shall be obtained or issued when required by the Aviation Authority;

(f)	procure that upon completion of each Engine Shop Visit an FAA Form 337 and FAA 8130-3 or EASA Form 1 together with a detailed shop visit report are issued and certified by a duly authorised FAA or EASA certified inspector and retained with the Engine Technical Records;

(g)	procure that, save as provided in this Agreement, the Engine shall at all times be maintained in such manner as will at all times qualify it (and not disqualify any potential Host Aircraft) to obtain an FAA Form 8130-3 (or equivalent) and will enable Lessor on the Termination Date to obtain possession in such a condition that it is immediately operable and useable on an aircraft registered with the FAA as a commercial category aircraft and the Engine shall be maintained and repaired in accordance with FAA Federal Aviation Regulations Parts 129 and 145 (as same are amended and/or supplemented from time to time and similar regulations of the EASA while on a Host Aircraft registered in Ireland) and such other FAA regulations applicable to engines of the same make and model as the Engine installed on commercial airline aircraft except to the extent necessary to avoid violation of the regulations of the Aviation Authority (any such deviation and/or discrepancy to be notified forthwith by Lessee to Lessor and agreed in writing by Lessor such agreement not to be unreasonably withheld);

(h)	procure that after due consultation with Lessor on any proposed workscope Lessee shall provide Lessor with a copy of any proposed final workscope to be performed in respect of the Engine promptly after establishment of such workscope but in any event prior to Engine reassembly;

(i)	procure that Lessee shall not discriminate against the Engine with regard to operation and maintenance compared with any other engines of like make and model in its fleet in any way save as may be expressly required by the terms of this Agreement;

(j)	transport the Engine in accordance with the Manufacturer’s guidelines/recommended procedures including but not limited to road transportation without other cargo on a full air ride (cab and trailer) vehicle;

(k)	if the Engine is of ETOPS standard when delivered, maintain it to such standard at all times; and

(l)	permit Lessor to have performed additional work and/or modification on the Engine during any Engine Shop Visit at Lessor’s cost provided this does not impact adversely on the Engine turnaround time.

6.	Lessee’s Covenants in Respect of Engine and Parts

6.1	Lessee covenants that, throughout each Lease Period, it shall ensure that the Engine:

(a)	is operated, used and controlled in accordance with the Operating Procedures when installed on any aircraft with qualified, authorised and duly licensed pilots and engineers and when not installed on an aircraft with such engineers, and in accordance with all applicable requirements of the Aviation Authority, any other regulatory authority in Lessee’s Country and anywhere the Engine may from time to time be or be operated and in accordance with the Insurances;

(b)	except where the Engine is the possession of a Sublessee, undergoing an Engine Shop Visit in accordance with the provisions of this Agreement or otherwise with the prior consent of Lessor, the Engine shall be based in and operated from Lessee’s Country and that the Engine shall not be located outside of Lessee’s Country for a period of more than 15 consecutive days without Lessor’s prior consent or pursuant to any other provision of this Agreement;

(c)	shall at all times when not installed on a Host Aircraft or undergoing an Engine Shop Visit be stored and preserved at Lessee’s facilities in Mexico and made available at Lessee’s cost for an annual inspection by Lessor;

(d)	subject to Clause 6.3, has no Part installed in or on the Engine or is at any time removed therefrom otherwise than as required by Clause 5(a), and then only if such Part is promptly reinstalled or replaced or substituted by a Part;

(e)	except in accordance with Clause 6.3, has no Part installed, whether by way of substitution, replacement, renewal, mandatory improvement or addition unless it is at such time owned by Lessor, or is such that upon installation, title thereto shall vest in Lessor without further formality save for prompt recording in the Engine Technical Records and become subject to this Agreement, free from Encumbrances (other than Permitted Liens). Any Part removed from the Engine shall remain property of Lessor until such time as a compliant replacement Part shall have been installed and until title thereto shall have passed to Lessor in accordance with the Governing Law and the lex situs, or the replacement part is itself replaced by another replacement part, unencumbered title to which passes to Lessor; and

(f)	is not modified changed or altered in any way which will reduce its value, marketability, remaining useful life or utility or impair its condition or airworthiness except as is necessitated by this Agreement, or required by the Manufacturer, or the Aviation Authority.

6.2	Lessee undertakes that, throughout each Lease Period, it shall:

(a)	provide Lessor with all information reasonably requested by Lessor regarding the location, operation, use, maintenance and condition of each Engine, including:

(i)	copies of any agreements in any way affecting title to the Engine and its maintenance;

(ii)	reasonable notice of all Engine or Host Aircraft heavy maintenance tasks to be undertaken so as to afford Lessor reasonable opportunity to plan to be present during such maintenance if Lessor so desires;

(iii)	following the installation or removal of the Engine on or from a Host Aircraft, full details of the registration number, position, operator, owner and all Interested Third Parties;

(iv)	any Engine performance parameter limit exceedance and the action or proposed action taken or to be taken by Lessee to remedy same to include the expected date of release to service;

(v)	any requirement, recommendation, Airworthiness Directive or mandatory service bulletin made by the Manufacturer or the Aviation Authority or by any competent authority which is not complied with or terminated within the required period;

(vi)	any notice given by any competent authority non-compliance with which would adversely affect the Engine or Lessee’s ability to operate the Engine or any Host Aircraft or Lessor’s interest therein;

(vii)	whenever it is to be based at a location other than that specified in Clause 6.1 (c) for a period in excess of 15 consecutive days and

(viii)	following any Engine Shop Visit provide Lessor with a copy of the certification and shop visit report and if requested by Lessor a copy of all dirty fingerprint records and task cards relating to such Engine Shop Visit.

(b)	within 10 days after the end of each calendar month provide Lessor with the Utilisation Report defined in the Lease for each Engine in respect of such calendar month;

(c)	permit Lessor all necessary facilities to inspect and/or survey each Engine at all reasonable times wherever the Engine shall be located including without limitation at any time when the Engine is being repaired, maintained or overhauled to ascertain the value of the Engine and/or the condition of the Engine to ensure that Lessee is complying with Clauses 5, 6 and 7 and shall permit Lessor to make copies of the Engine Technical Records at Lessor’s cost. Provided no Relevant Event has occurred and is continuing, the cost of such inspections and surveys shall be paid by Lessor. All repairs or replacements or maintenance or improved record keeping as shall be shown by the inspection or survey to be required shall be made by Lessee within one month from the date of notification by Lessor. All time taken in respect of inspection, survey or repairs shall form part of the Lease Period. Lessor shall have no duty or liability whatsoever to carry out or take any action arising out of any visit, inspection or survey. So long as a Relevant Event has not occurred and is continuing, Lessor shall not exercise such right other than on reasonable notice and so as not to disrupt unreasonably, Lessee’s commercial operations and no more frequently than twice a year. For the purpose of carrying out such inspections and surveys, Lessee agrees to make available to Lessor air transportation on aircraft operated by Lessee on a seat available basis;

(d)	procure that no Indemnitee is at any time represented as carrying goods or passengers on any Host Aircraft, or as being in any way connected or associated with any operation of carriage which may be undertaken by Lessee, or as having any operational interest in, or operational responsibility for, the Engine and/or any Host Aircraft;

(e)	authorise in writing the Aviation Authority and any other relevant air traffic control or airport authority to furnish to Lessor on request from time to time, statements of account of all sums due by Lessee or any Sublessee to such authorities in respect of all aircraft operated by Lessee or any Sublessee;

(f)	so far as it is able to do so without breaching its obligations under this Agreement, comply in all material respects with all obligations contained in any other agreement with any Interested Third Party relating to the Engine or any engine which is installed on any Host Aircraft or is to be removed to enable the installation of the Engine in such engine’s place;

(g)	use all reasonable efforts to prevent the occurrence of any act which could reasonably be expected to result in a Host Aircraft or, the Engine being arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from Lessee’s possession (herein a “seizure”) and, if any such seizure occurs, Lessee will give Lessor immediate written notice thereof and procure the prompt release and/or return of the Host Aircraft and/or the Engine by discharging any debt (other than debt arising as a result of or in connection with a Lessor Lien) and/or providing bail, or other required security and Lessee shall comply fully with the terms imposed by any creditor and/or governmental or other authority regarding the release or return of any Host Aircraft and/or the Engine;

(h)	not pledge the credit of any Indemnitee for any maintenance, service, repairs, overhauls of, or modifications to, or changes or alterations, the Engine or for any other purpose whatsoever;

(i)	do nothing which might reasonably be expected to jeopardise Lessor’s title, rights and interests in the Engines;

(j)	do all that Lessor may reasonably request to secure such protections as may be afforded by the Geneva Convention in any jurisdiction which may ratify it and in which the parties may operate or into which the Engines may come;

(k)	ensure that excepting standard revisions introduced by the Manufacturer or as required by the Aviation Authority, Lessor’s prior consent (which consent shall not be unreasonably withheld or delayed) is obtained before amending and/or revising the Maintenance Programme or introducing other amendments or revisions to which the Manufacturer has no technical objection to make such revisions available for review by Lessor;

(l)	ensure that the Engine shall in no event be located, operated, or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person in any manner that would breach or render Lessor or any Indemnitee liable to civil or criminal sanction or the Engine liable to seizure pursuant to any Prohibition.

6.3	Provided no Relevant Event shall have occurred and be continuing, Lessee may install a part on the Engine by way of substitution or replacement for any Part notwithstanding that such installation is not in accordance with Clause 6.1 (d) and (e) if:

(a)	a Part shall not have been available to Lessee at the time and in the place that it was required, and

(b)	it would have resulted in an unreasonable disruption of the operation of the Engine and/or Lessee’s business to have grounded the Host Aircraft until such time as a compliant part became available, and

(c)	as soon as practicable after installation of such part, Lessee ensures that any such non-compliant part is removed and replaced or substituted by a Part, and

(d)	Lessee notifies Lessor if the requirements of Clause 6.1(d) and (e) are not satisfied for any period exceeding 30 days.

6.4	Unless expressly provided in any Lease, Lessee shall not permit any pooling agreement or arrangement with any third party in respect of the Engine or any Part without the prior written consent of Lessor (which consent shall not be unreasonably withheld or delayed).

6.5	Title Exchange

To the extent that the laws of Lessee’s Country or any jurisdiction into which the Engine may come may deem that title to the Engine transfers to the owner or mortgagee of any Host Aircraft, Lessee shall ensure that pending a retransfer of title, there shall be simultaneously vested in Lessor title to an engine of equal value and condition, that Lessor’s interest in such replacement engine shall be noted on the Insurances in like manner as the Engine and the efficacy of such arrangement shall be confirmed by opinion of legal counsel furnished by Lessee.

7.	Engine Technical Records

Lessee covenants that, throughout each Lease Period, it shall procure that:

(a)	accurate, complete and current records of all flights made by the Engine and of all maintenance and repairs carried out thereon are kept in conformity with the regulations from time to time in force of the Aviation Authority and/or the FAA , the requirements of the Maintenance Programme and with the normal practices of major international public air transport operators similarly situated;

(b)	a duplicate copy of the above records shall be separately stored in a fire and flood-proof safe on computer disk and/or in paper format;

(c)	full traceable records (which shall include initial Manufacturer release certificates) since new relating to each Life Limited Part and Hard Life Part are retained and stored with the Engine Technical Records; and

(d)	operation and maintenance manuals and all other records, logs and documents which are required by the Aviation Authority to be maintained are maintained to the latest applicable standard;

(e)	all of the Engine Technical Records are kept with the Engine to which they relate and in Lessee’s or Authorised Repairer’s possession and in no other party’s possession, except as required by applicable law (but only to such extent) or with Lessor’s prior consent.

8.	Subleasing

8.1	Except as provided in Clause 8.3 below, Lessee will not, at any time, without Lessor’s prior written consent, (which shall not be unreasonably withheld if the conditions set out in Clause 8.2 are fully complied with) sublease, hire or otherwise part with the possession or operational control of any Engine other than for the purposes of Clause 5.

8.2	The following conditions must be undertaken before Lessor will consider consenting to the subleasing of an Engine to any Sublessee and fulfilled no later than the commencement date of the relevant Sublease:-

(a)	Lessee must remain primarily liable for all of its obligations under this Agreement;

(b)	the Sublease shall be subject and subordinate to all of the provisions of this Agreement and Sublessee shall acknowledge the same in writing;

(c)	Sublessee must have no greater rights than Lessee and the Sublessee must be obliged to discharge all of Lessee’s obligations hereunder;

(d)	the Sublease term must not extend beyond the Lease Period;

(e)	Sublessee shall be expressly prohibited from further subleasing the Engine;

(f)	the Engine must at all times remain subject to the Insurance;

(g)	the use, operation or location of the Engine in the country in which Sublessee’s principal place of business is located, must not violate the Insurances or the applicable laws of such country;

(h)	Lessee undertakes to use all commercially reasonable efforts to procure that each party who may become an Interested Third Party following the commencement of the proposed Sublease enters into a Cooperation Agreement;

(i)	The Sublease shall contain a provision substantially similar to Clause 10.3 if the Sublessee is an entity organised in the United States or a state or subdivision thereof; and

(j)	Lessee will provide Lessor with the name, address and jurisdiction of organisation of Sublessee and the location of each subleased Engine, which address, jurisdiction and location will in no event be in a Prohibited Jurisdiction and which Sublessee shall in no event be a Prohibited Person.

8.3	If Sublessee is an entity organised in the United States or any state or subdivision thereof, the Engine shall not be delivered to such Sublessee until Lessor receives a copy of the Sublease duly executed. In the case of a Sublessee organised in the United States, the Sublease and this Agreement shall, upon or prior to delivery of the relevant Engine to Sublessee, be filed for recording with the FAA and all required financing statements shall have been filed and Lessor shall have received a legal opinion in a form and from FAA counsel satisfactory to Lessor to such effect.

8.4	Provided that no Relevant Event shall have occurred and be continuing and notwithstanding anything to the contrary set forth herein or in any Lease, Lessee shall be entitled to sublease the Engine, at any time and from time to time, to TACA International Airlines, S.A. or to an Affiliate provided however that any such sublease shall be subject and subordinate to this Agreement and the relevant Lease.

PART C	LIABILITY AND MISCELLANEOUS MATTERS

9.	Representations and Warranties

9.1	Lessee acknowledges that Lessor has entered into the Lessee Documents and may enter into Leases in full reliance on the following representations and warranties made by Lessee, now and on each Delivery Date and payment date (other than sub-paragraphs (d) and (g) below):

(a)	Lessee is a corporation duly incorporated, validly existing and in good standing in the state of its incorporation;

(b)	Lessee has the corporate authority to enter into this Agreement and has duly authorised and delivered this Agreement and the Lease;

(c)	Lessee’s execution, delivery and performance of this Agreement and the Lease do not violate any applicable law;

(d)	no litigation, arbitration or administrative proceedings are pending or to its knowledge threatened against Lessee, which, if adversely determined, would have a material adverse effect upon its ability to perform its obligations under the Lessee Documents or any Leases;

(e)	no written information provided by Lessee to Lessor in connection with this Agreement, any Engine, the Insurances, and Lessee’s ability to comply with its obligations hereunder, contains any untrue or misleading statement or omits to state any material fact and all expressions of expectation, intention, belief and opinion are made in good faith, on reasonable grounds after due enquiry by Lessee;

(f)	any operator of the Engine shall be an air carrier currently operating under a valid air operator’s certificate issued by the relevant governmental authority of Lessee’s Country;

(g)	there is no material adverse change in Lessee’s financial position from that represented by the most recent financial information provided by Lessee to Lessor;

(h)	every consent, authorisation, licence, approval of, registration with, or declaration to relevant authorities or courts required by Lessee to authorise, or required by Lessee in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Lessee Documents or the performance by Lessee of its obligations thereunder, has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in same that has not been corrected;

(i)	no Relevant Event has occurred and is continuing;

(j)	Lessee is not (nor would be with the giving of notice or lapse of time or both) in material breach of or in default under any material agreement to which it is a party which breach has had or threatens to have a material adverse affect on Lessee’s ability to perform its obligations under the Lessee Documents or any of them; and

(k)	the leases, conditional sale agreement, instalment sale agreement, mortgage or other security document with respect to the Host Aircraft contain provisions which contemplate the arrangements contemplated by the definition of Cooperation Agreement and Lessor will be able to rely on such provisions notwithstanding it is not a party to such documents or Lessee will cause any lessor, mortgagee, conditional seller or instalment seller of a Host Aircraft to enter into an agreement substantially in the form of the Cooperation Agreement for the benefit of Lessor prior to the installation of an Engine on such Host Aircraft.

9.2	Lessor’s rights and remedies in relation to any misrepresentation or breach of warranty by Lessee shall not be prejudiced by any investigation by Lessor into Lessee’s affairs, by the performance of the Lessee Documents or by anything which may be done or omitted to be done by Lessor under Lessee Documents and which would or might, but for this Clause 9.2, prejudice such rights and remedies.

9.3	Lessor represents, warrants and undertakes that:

(a)	subject to the terms of the Lessee Documents and no Relevant Event or Event of Default having occurred and being continuing, Lessor will not interfere with nor permit any person or entity lawfully claiming by or through Lessor to interfere with Lessee’s quiet use, possession and enjoyment of the Engine during the Lease Period;

(b)	at the time of Delivery of any Engine, Lessor will have and thereafter Lessor or a permitted transferee of Lessor shall have unfettered power to lease such Engine to Lessee pursuant to the terms of this Agreement and otherwise to perform its obligations hereunder and under and in respect of any Lease; and

(c)	for avoidance of doubt, it shall not utilize nor permit any other person or entity lawfully claiming by or through Lessor to utilize the Deregistration Power, for any purpose whatsoever, until there shall have occurred an Event of Default hereunder and unless such Event of Default is continuing.

10.	Lessor’s Title

10.1	Each Lease shall constitute an agreement to lease and nothing herein or therein shall be construed as conveying to Lessee (nor shall Lessee claim) any right, title or interest in any Engine except as a lessee only. Unless otherwise expressly provided in a Lease, all Engines shall remain the sole property of Lessor.

10.2	Lessee shall take all such steps as may be necessary to safeguard and protect Lessor’s title and rights in and to the Engine and any Encumbrance relating to the Engine granted or given by Lessor from time to time and in particular Lessee shall:-

(a)	attach to the Engine and its stand within ten Business Days of its Delivery and keep so attached during the Lease Period, a fireproof plate (having dimensions of not less than 3 inches by 4 inches) reading as follows (or as Lessor may otherwise direct in writing):-

“NOTICE OF OWNERSHIP

This [Engine/Engine Stand] is the property of ENGINE LEASE FINANCE CORPORATION and is subject to a first priority mortgage in favour of [INSERT NAME OF LENDER];”

(b)	not remove or cover up any such plate and or place any other notice (affecting the ownership of the Engine or otherwise relating to Lessor’s rights and dealing with the rights of any party other than Lessor) in, or on, the Engine without Lessor’s prior consent;

(c)	whenever relevant, inform third parties that the Engine is Lessor’s property and (if it is the case) is subject to an Encumbrance created by Lessor and that Lessee has no power to sell, charge, lease, swap or otherwise part with possession of, dispose of or create an Encumbrance over or affecting the Engine save for any Permitted Lien;

(d)	procure that all Interested Third Parties or an agent or representative thereof execute and deliver to Lessor the Cooperation Agreement or an alternative acknowledgement of Lessor’s interests or waiver of interest in the Engine in terms acceptable to Lessor acting reasonably prior to the installation of the Engine on a Host Aircraft and Lessee shall not install or permit the installation of the Engine on any Host Aircraft until the Cooperation Agreement or such acceptable alternative acknowledgement or waiver has been executed and delivered to Lessor by or on behalf of all Interested Third Parties;

(e)	use all commercially reasonable efforts to procure that all agreements to be entered into from time to time between Lessee and any Interested Third Party contain a provision obliging any Interested Third Party to enter into and deliver to Lessor the Cooperation Agreement or acceptable alternative acknowledgement prior to the Engine being installed on any Host Aircraft;

(f)	take all such other steps as Lessor may reasonably require from time to time in order to ensure that Lessor’s title and rights are protected and safeguarded to the greatest extent possible; and

(g)	promptly pay and discharge all Losses that may from time to time give rise to or create, any liens on, or claims enforceable against, the Engine (save for debts owing in respect of any Permitted Lien which in any event shall be discharged by Lessee in a timely manner and in compliance with any applicable credit terms relating thereto) save in respect of Losses which are being contested in good faith, by appropriate proceedings and for the payment of which adequate reserves have been provided (so long as the same do not involve any material likelihood of the detention, seizure, forfeiture, sale or loss of or of any interest in, the Engine).

10.3	To the extent that the Engine may be affected by the United States Bankruptcy Code, Lessee hereby agrees in accordance with Section 1110 thereof, or any superseding section, that Lessee shall not contest any attempt by Lessor to repossess the relevant Engine(s) pursuant to and in accordance with the provisions of Section 1110 or other analogous part of any superseding statute.

11.	General Covenants

11.1	Lessee undertakes with Lessor that, until Redelivery of all Engines to Lessor in the Redelivery Condition and thereafter until satisfaction of all Lessee’s accrued and outstanding obligations hereunder, it shall:

(a)	inform Lessor of any occurrence (including an Event of Default) of which Lessee becomes aware which might reasonably be likely to materially and adversely affect Lessee’s ability to perform its obligations under this Agreement;

(b)	obtain, maintain in full force and effect and comply in full with the conditions and restrictions of every consent, authorisation, license or approval of any regulatory authority and do all which may be necessary for the (i) continued due performance of all of Lessee’s obligations under this Agreement, and/or (ii) operation of the Engine and the registration, licensing and operation of any Host Aircraft operated by Lessee and the carrying out of Lessee’s obligations hereunder authorising Lessee to operate aircraft of the same type as any Host Aircraft. Lessee will comply with all requirements relating to the Engine or the operation or airworthiness thereof of the Aviation Authority or by any country to whose jurisdiction the Engine may become subject;

(c)	prepare audited financial statements in respect of each financial year in accordance with generally accepted accounting principles in Lessee’s Country or International Accounting Standards or US GAAP which have been consistently applied (save as disclosed in the relevant financial statements) and prepare unaudited financial statements in respect of each quarter on the same basis as the annual financial statements;

(d)	subject to Clause 11.2, deliver to Lessor a copy of the audited and unaudited financial and profit and loss statements referred to in Clause 11(c) as soon as practicable but not later than 120 days (in the case of annual audited financial statements) and 60 days (in the case of quarterly unaudited financial statements) at the end of the financial period to which they relate and a copy of every report, notice or like document issued by it to its creditors generally (in each case at the time of such issue ) and provide Lessor with such additional financial information concerning Lessee as Lessor may from time to time reasonably require;

(e)	preserve and maintain Lessee’s corporate existence, and all of its material rights, privileges and franchises in every jurisdiction which the character of the property owned or the nature of the business transacted by Lessee may so require and as may be necessary to meet its obligations under this Agreement;

(f)	subject only to Lessee’s right to contest any such Taxes in good faith by appropriate proceedings, so long as adequate reserves have been provided , pay all Taxes prior to the date on which penalties may attach thereto and all lawful claims, which, if not paid, might result in a lien or charge upon the Engine;

(g)	notify Lessor of any proceedings before any governmental agency or any litigation which might reasonably be expected to materially adversely affect Lessee’s ability to perform its obligations hereunder or under any Lease;

(h)	notify Lessor of any indebtedness of Lessee in excess of ***** which is not paid when due after giving effect to any applicable grace period and in respect of which the applicable creditor has accelerated such debt and commenced proceedings to enforce the same unless Lessee shall be contesting in good faith the amount or enforceability of the same; and

(i)	not merge or consolidate with or into any other entity or sell, lease or otherwise dispose of all or substantially all of its assets and/or properties without Lessor’s prior consent provided that:

(1)	Lessee may merge or consolidate with another entity if:

(A)	Lessee is the surviving entity or if Lessee is not the surviving entity, the surviving entity shall have agreed in writing, in form and substance reasonably acceptable to Lessor, to assume and perform all obligations of Lessee under the Lessee Documents; and

(B)	immediately after giving effect to such merger or consolidation, Lessee’s or the relevant surviving entity’s (as the case may be) net worth is at least equal to Lessee’s net worth immediately prior to such merger or consolidation;

(2)	Lessee may reorganise pursuant to a solvent reorganisation to which Lessor shall have consented (such consent to be unreasonably withheld or delayed by Lessor); or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(3)	Lessee may undergo an initial public offering and such further public offerings of Lessee’s shares as it may deem appropriate (subject to applicable laws) provided that immediately after giving effect to such initial or further public offerings (as the case may be), the net worth of Lessee shall be at least equal to Lessee’s net worth immediately prior to such initial or further public offerings (as the case may be).

11.2	If Lessee shall become a publicly traded company and it files periodic financial statements on the website of any Mexican or United States of America supervisory or regulatory authority or, pursuant to applicable laws, on Lessee’s website, the publication of such information on the relevant website shall constitute due performance of Lessee’s corresponding obligation to provide such financial statements to Lessor pursuant to Clause 11.1(d) provided such information is readily accessible and available to Lessor.

12.	Assignment, Transfer and Interest of Lender

12.1	Except as otherwise permitted herein, Lessee may not assign, novate, charge, or otherwise transfer any of its rights or obligations under any lease and/or with respect to any Engine without the prior written consent of Lessor.

12.2	Lessor may, at any time and from time to time, sell, assign, transfer or otherwise dispose of any and all of its rights, title and/or interests in, under and/or to any lease or with respect to any Engine to any party other than an air carrier or affiliated entity thereof competing with Lessee or its affiliates on any of their respective routes or create any Encumbrance in favour of any Lender PROVIDED that Lessee’s rights shall not be diminished thereby or its obligations increased and further provided that any assignee or other transferee of Lessor shall have agreed in writing to be bound by and, other than in respect of a collateral assignment for security purposes, perform all obligations of Lessor under the GTA and the applicable Lease including without limitation Lessor’s obligation in respect of Lessee’s rights of quiet enjoyment.

12.3	Subject to compliance with Clause 12.2 above, Lessee shall execute and deliver all such documents as Lessor, Lessor’s assignee, transferee or Lender may reasonably require in connection with any assignment, sale, transfer or charge by Lessor of any or all of its rights and/or interest in and to this Agreement and/or any Engine and/or to confirm Lessee’s obligations under this Agreement.

12.4	All obligations and liabilities contained in any lease shall accrue for the benefit of Lessor’s permitted assignee, permitted transferee or Lender and their respective permitted successors and assigns and the term “Lessor” shall be deemed to include such permitted assignees and transferees wherever applicable.

13.	Manufacturers’ Warranties

Lessor, to the extent to which it may do so effectively without any third party consents, hereby assigns to Lessee for the duration of any Lease Period the benefit of all assignable warranties and indemnities given by any Manufacturer, supplier or repairer of the Engine which have been assigned to Lessor or to the benefit of which Lessor is otherwise entitled. At the expiry of such Lease Period, Lessee shall, at its own expense take all such action or execute any such documents as may be reasonably necessary to, reassign to Lessor or its nominee the benefit of any such assigned warranty or indemnity together with all warranties and indemnities given to Lessee during the Lease Period in respect of the Engine. Lessee undertakes to give such notices as may be necessary to complete such assignments using its reasonable endeavours to obtain any third party consents. If any warranties and indemnities shall not be assignable or if consent to assignment shall be refused, then either party shall take such action as the other may reasonably request to enforce any such warranties or indemnities and this obligation shall survive the termination of this Agreement and of each relevant Lease Period.

14.	Insurances

14.1	As and from Delivery of each Engine and throughout the Lease Period relating thereto Lessee shall maintain the Insurances. Lessor’s current requirements in relation to the Insurances are set out in Schedule 3, but Lessor reserves the right to vary its requirements from time to time if there shall have been an adverse change in the aviation insurance market in order to respond to or reflect such change.

14.2	Lessee shall ensure that it and the Insurances shall comply with all applicable laws and Lessee shall promptly notify Lessor of any variation in the Insurances and if any applicable law or regulation requires additional insurance to be maintained, Lessee shall immediately effect same in a manner completely satisfactory to Lessor.

14.3	If the Insurances are not kept in full force and effect and in accordance with the provisions of this Agreement, Lessor shall be entitled (but not bound):

(a)	to require the Engine to remain at an airport or, as the case may be, (after taking out new insurances pursuant to Clause 14.3) to remain at, or be transported to any location nominated by Lessor until the Insurances are in full force and effect; and/or

(b)	to pay the premiums due in respect of the Insurances or to take out and maintain new insurances complying with the requirements of Clause 14, including an owner’s interest policy in such form as Lessor may require and any monies spent by Lessor in doing either of the foregoing shall become immediately due and payable to Lessor by Lessee together with interest thereon at the Default Rate from the date of expenditure by Lessor until the date of reimbursement thereof by Lessee (both before and after any relevant judgment).

14.4	Lessee shall be responsible for any deductible or excess payment payable under the provisions of the Insurances and shall indemnify Lessor against any Losses in connection therewith.

14.5	Lessee shall not, without the prior written consent of Lessor, take out insurances, in respect of any Engine other than as required under this Agreement where such insurances may prejudice the Insurances or recovery thereunder. Lessee shall not create or permit to exist any Encumbrance over the Insurances, or its interest therein, save as constituted by this Agreement and/or any of the other Lessee Documents.

14.6	Lessor shall be entitled, after the Termination Date of each Lease Period, to require Lessee to maintain insurance with respect to Lessee’s liability under the indemnities set forth in Clause 16 for a period which shall be the earlier of two years or until the next Engine Shop Visit, such insurance shall name the Indemnitees as additional insured to the extent of their respective interests. The obligation of Lessee to effect such insurances shall continue notwithstanding Lessee ceasing to be the user or operator of the relevant Engine and/or Lessor ceasing to be the owner of the relevant Engine.

14.7	If any of the Insurances referred to in Paragraph 1 of Schedule 3 are subject to an annual aggregate limit and by reason of any claims made thereunder during the course of any policy year in respect of any property subject to such policy, the aggregate amount of coverage available thereunder in respect of the balance of such policy year shall have been reduced, Lessee shall forthwith notify Lessor of the amount of any such reduction and Lessor shall be entitled to require Lessee, in writing, to increase the aggregate limit under the relevant policy to such amount as may be necessary to ensure coverage of the Engines.

14.8	Lessee undertakes that, upon the request of Lessor, it shall from time to time enter into an Assignment of Insurances in an amount not to exceed the Agreed Value.

14.9	If Lessor assigns all or any of its rights under this Agreement or otherwise disposes of any interest in any Engine to any party, Lessee will, upon request and subject to the agreement of the Insurers, procure that such party shall be named as additional insured on the Insurances so that such party will enjoy the same rights enjoyed by Lessor under the Insurances.

14.10	Negotiations for renewal of Insurances shall commence prior to the expiration of any required insurance. Lessee’s broker shall give Lessor in due course, prior to the expiration, confirmation of renewal of insurance, and, within 7 days of each renewal date, the renewal certificate of insurance.

14.11	Lessee shall procure that its insurance brokers give Lessor such information as to claims made under the Insurances or as to any related matter as Lessor may reasonably request and Lessee shall use its reasonable endeavours to assist and provide all information reasonably requested by Lessor to enable Lessor to collect or recover any monies payable in respect of the Insurances.

14.12	The Hull All Risks and Hull War Risks and/or Insurances maintained by Lessee shall be amended by endorsement or otherwise so as to ensure that when the Engine is attached to an airframe that the agreed value of the insurances in respect of that airframe are automatically and without further act or document increased by the Agreed Value of the Engine so that in the event of a Total Loss occurring whilst the Engine is attached to an airframe the insurers/reinsurers will be obliged to pay out the agreed value for the relevant airframe and the Agreed Value for the Engine.

14.13	Where the Insurances are reinsured through reinsurers approved by Lessor, the Insurances and reinsurances shall contain a “cut-through” clause in standard market form.

15.	Loss or Damage and Payment of Insurance Proceeds

15.1	If a Total Loss of an Engine occurs prior to Delivery of it, neither party shall have any further obligation to the other in respect of such Engine save as expressly set out herein.

15.2	From the moment of Delivery and throughout the Lease Period, Lessee shall bear the full risk of any loss, destruction, hi-jacking, theft, condemnation, confiscation, seizure or requisition of or damage to each Engine and any other occurrence of whatever kind which shall deprive Lessee or the operator of any Engine for the time being of the use, possession or enjoyment of such Engine.

15.3	Lessee shall give Lessor immediate notice of any such occurrence as is referred to in Clause 15.2 or which may otherwise give rise to a claim under the Insurances other than repairable damage the likely cost of rectification of which will not exceed in aggregate *****.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

15.4	If any Engine shall become a Total Loss during the Lease Period relating thereto, Lessee shall procure that the Insurers pay to Lessor as the loss payee under the Insurances within 60 days (or such longer period as may be required having due regard to the advices of Lessee’s insurance brokers) of the date on which the Total Loss occurred, the Agreed Value in respect of such Engine.

15.5	Lessee shall continue to make all payments due under the terms of this Agreement in the amounts and manner required notwithstanding the occurrence of a Total Loss PROVIDED that no further Rent or maintenance reserves shall become due after the date upon which all sums due under Clause 15.4 shall have been received in full by Lessor (or its nominee) whereupon the Lease Period shall terminate.

15.6	In the event of the occurrence of repairable damage to an Engine or its partial loss or destruction, Lessor (or its nominee) as the loss payee under the Insurances shall either pay any insurance monies received to Lessee upon receiving evidence that such damage has been repaired to Lessor’s satisfaction (acting reasonably) or pay such insurance monies to the repairer in settlement of its charges PROVIDED that if a Relevant Event has occurred and is continuing, Lessor shall be entitled to require that such insurance monies be applied in or towards settlement of any amounts due and payable by Lessee to Lessor under this Agreement. If the insurance monies paid in respect of repairable damage are insufficient to pay the cost or estimated costs of repairing such damage, Lessee shall pay any deficiency.

15.7	All third party liability claims under the Insurances shall be settled directly with such third party.

15.8	If any Engine and/or any Host Aircraft is requisitioned for hire by any governmental or other competent authority during the Lease Period then, unless and until the Engine becomes a Total Loss following such requisition and Lessee shall have made payment of all sums due under the terms of this Agreement, the leasing of the Engine hereunder shall continue (subject always to Lessor’s rights under Clause 19) and Lessee shall remain fully responsible for all of its obligations other than such obligations which Lessee is unable to perform solely by virtue of such requisition. Subject to no Relevant Event having occurred and Lessor’s rights under Clause 19, Lessee shall, during the Lease Period, be entitled to all requisition hire paid to Lessor or to Lessee on account of such requisition.

15.9	Lessee shall, as soon as practicable after the end of any requisition for hire, cause each affected Engine to be put into the condition required by this Agreement, and where that requisition shall end after the date upon which the Lease Period in respect of such Engine would otherwise have expired or terminated but for such requisition, Lessee shall, as soon as practicable, cause the Engine to be put into the Redelivery Condition and Lessee shall comply with all of its obligations under Clause 20 and the relevant Lease and redeliver the Engine to Lessor, allowance being made for fair wear and tear in respect of the period from the date on which the Lease Period would otherwise have expired or terminated but for such requisition until the actual expiry or termination.

15.10

Lessor shall be entitled to all compensation payable in respect of any change in the structure, state or condition of any Engine arising during the period of requisition for hire. Lessor shall apply such compensation in reimbursing Lessee for the cost of complying with its obligations under Clause 15.9 PROVIDED that if a Relevant Event has occurred and is continuing, Lessor shall be entitled to apply such compensation in or towards settlement of any amounts owing by Lessee under this Agreement and any excess compensation not so applied shall be paid to Lessee upon ceasing of the Relevant Event.

16.	Costs and Indemnities

16.1	Lessee indemnifies Lessor in respect of any Loss incurred by Lessor:-

(a)	as a consequence of the non-acceptance of any Engine by Lessee, under this Agreement other than as a result of such Engine’s failure to meet the conditions or requirements hereof or a failure of Lessor to tender the engine for lease hereunder;

(b)	in respect of any breach of this Agreement by Lessee; and

(c)	in respect of all overhaul costs and/or replacement costs (including without limitation removal and installation costs) of Life Limited Parts in respect of each Engine resulting directly from the loss of or maintenance by Lessee of inadequate historical records relating to each Engine and/or any Part, including without limitation any and all Life Limited Parts.

16.2	Lessee indemnifies the Indemnitees in full on demand from:

(a)	any Loss which Lessee has agreed to pay but which shall nevertheless be claimed from or assessed against and paid by any Indemnitee;

(b)	any Taxes which Lessee has agreed to pay but which shall nevertheless be claimed from or assessed against and paid by any Indemnitee, and against any liability incurred by any Indemnitee by reason of any delay or failure of Lessee to pay any such Taxes including any delay or failure of Lessee to make any such deduction or withholding as is referred to in Clause 17.4 or by reason of any increased payment as is referred to in Clause 17.5 not being made on the due date for such payment;

(c)	any Loss:-

(i)	resulting from or arising out of the design, manufacture, testing, delivery, import, export, registration, ownership, possession, control, use, operation, leasing, subleasing (including all administrative and other costs associated with approval of any Sublease), insurance, maintenance, repair, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, removal, storage, redelivery, sale or disposal of, in or to the Engine, or relating to the loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any party caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters, referable to the Lease Period;

(ii)	on the grounds that any design, article, component or material in the Engine or the operation or use thereof constitutes an infringement of any intellectual property right of any kind whatsoever; and

(iii)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Engine, or in securing the release of the Engine.

(d)	Notwithstanding anything to the contrary herein set forth, the indemnity obligations of Lessee, shall not apply to any Loss which (i) results from or arises out of the wilful misconduct or gross negligence of Lessor and/or any Indemnitee; (ii) any Loss arising out of the period before the Delivery Date or after the Expiry Date and return of the Engine in accordance with applicable provisions hereof, (iii) constitute Taxes and other amounts which are indemnified pursuant to or excluded from indemnification under any other clause or provision of this Agreement; (iv) Loss would not have arisen but for a breach by any Indemnitee of any provision of this Agreement or as a result of the inaccuracy or falsity of any representation or warranty made or given by any Indemnitee; (v) would not have occurred but for the existence of an Encumbrance which Lessee is not responsible for discharging under this Lease; (vi) are ordinary and usual operating or overhead expenses of any Indemnitee other than any such Claim arising in connection with an Event of Default by Lessee hereunder; or (vii) which arises as a result of any financing of any Engine by Lessor/or its permitted successors or assigns or by any voluntary or involuntary transfer of any of Lessor’s right title and interest in and to any Engine or this Agreement except as a result of the exercise by Lessor and/or Lender of any remedy following the occurrence and during the existence of an Event of Default.

(e)	Should an Indemnitee obtain a repayment of any amount previously paid to it by Lessee, at such time as there exists no Event of Default, Lessor shall or shall cause such Indemitee to pay promptly to Lessee the amount of such repayment, together with the amount of interest received by such Indemnitee on account of such repayment.

16.3	Monies becoming due by Lessee to the Indemnitees under Clause 16 or elsewhere in this Agreement shall be paid in full upon receipt of a written demand and shall be paid together with interest thereon at the Default Rate from the date of such written demand to the date of payment by Lessee (before as well as after judgment) and such additional amounts (whether payable to such Indemnitee or any third party or taxation authority) as are necessary to ensure that such Indemnitee suffers no liability to Tax as a result of such payments.

16.4	Any obligation imposed on Lessee under the Lessee Documents which Lessee has failed to perform or which Lessor has the right to perform on Lessee’s behalf may be performed by Lessor at Lessee’s expense unless otherwise expressly stated.

17.	Taxation

17.1	All amounts receivable by Lessor under any Lease are stated herein exclusive of any Taxes payable in respect thereof and shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

17.2	Lessee shall be responsible for payment of the following Taxes:

(a)	all Taxes assessed and payable in Lessee’s Country in connection howsoever with any Lease other than Taxes imposed upon Lessor as a result of any connection with Lessee’s Country or business conducted by Lessor therein which is not related to this Agreement or to the possession, use, storage or manufacture of the Engine therein;

(b)	all Taxes assessed and payable outside Lessee’s Country resulting from the delivery, use, possession, operation, return, storage, maintenance, , import or export of any Engine or any Host Aircraft prior to the end of the Lease Period relating to the affected Engine;

(c)	all Taxes assessed and payable outside Lessee’s country on the income, profits or gains of Lessee;

(d)	all Taxes resulting from any Encumbrances except any Lessor’s Lien; and

(e)	all Taxes imposed on any indemnity payments due from Lessee to any Indemnitee pursuant to any Lease.

17.3	Lessor shall be responsible for payment of the following Taxes:

(a)	all Taxes assessed and payable outside Lessee’s Country on Lessor resulting solely and directly from Lessor’s ownership of any Engine;

(b)	all Taxes assessed and payable in Ireland or the United States of America on Lessor unless such Taxes result from the delivery, use, possession, operation, return, storage, maintenance, import or export of any Engine or any Host Aircraft after Delivery but prior to the end of the Lease Period relating to the affected Engine;

(c)	all Taxes resulting from any voluntary or involuntary sale, assignment or transfer by Lessor of any of its right, title or interest in any Engine or of its obligations hereunder or under any Lease pursuant to Clause 12.2 (unless such transfer, sale or assignment occurs as a result of an Event of Default or Total Loss) to the extent (if any) to which the amount of such Taxes exceeds the amount of the Taxes (determined as at the date of the sale, assignment or transfer taking into account laws then in effect or enacted or scheduled to come into effect to the extent applicable to such sale, assignment or transfer) which would have been payable by Lessee if such assignment or transfer had not taken place;

(d)	any and all Taxes assessed and payable outside Lessee’s Country (or inside Lessee’s Country to the extent Lessor is responsible therefor pursuant to Clause 17.2(a)) on or allocated with reference to Lessor’s gross or net income, turnover or gains;

(e)	any and all Taxes assessed and payable outside Lessee’s Country to the extent the same would not have been imposed but for any failure of Lessor to perform any of the obligations hereunder or under any Lease or to provide any information (following Lessee’s written request to Lessor which request Lessor has unreasonably failed to comply with) required for the proper filing of any information or return required to be filed by Lessee in respect of any Tax to be paid by Lessee hereunder; and

(f)	any and all Taxes arising as a result of any connection of Lessor and the taxing jurisdiction unrelated to this Agreement, the Lease(s) or the transactions contemplated hereunder or thereunder.

17.4	If Lessee is required by law in any relevant jurisdiction to make any deduction or withholding from any payment hereunder, it shall (i) promptly notify Lessor of such requirement (ii) do so in full and on time and (iii) to the extent to which Lessee is responsible for the payment of such deduction or withholding, the sum due from Lessee in respect of such payment shall be increased to the extent necessary to ensure that, after such deduction or withholding, Lessor receives and retains (free of any liability) a net sum equal to the sum it would have received and retained had no deduction or withholding been required. Not more than once in any 12 month period or one fiscal year, Lessor may request in writing Lessee to give Lessor a detailed statement of all such deductions or withholdings made during the preceding twelve month period or fiscal year and copy receipts in respect of same.

17.5	If gross payments are prevented by law, Lessee shall indemnify Lessor against all Losses reasonably incurred by Lessor through its receipt of a sum less than the full amount due from Lessee hereunder. The amount for which Lessee is obliged to indemnify Lessor shall be no greater than the amount of the deduction or withholding, together with interest at the Default Rate from the date such full amount would have been paid to Lessor if Lessee had been able to make a gross payment until the date of Lessee’s payment in respect thereof pursuant to this Clause 17.5.

17.6	If, following the making of any deduction or withholding in respect of sums payable hereunder and the payment by Lessee of any increased amount in accordance with Clause 17, Lessor receives or is granted a credit against, remission for, or repayment of any Tax payable by it (herein a “credit”), which credit is referable to that increased amount so paid by Lessee, Lessor shall, to the extent that it is reasonably satisfied that it can do so without prejudice to the retention of such credit, reimburse Lessee with the amount of such credit as will leave Lessor in no worse position after Taxation than it would have been in had there been no such deduction or withholding. Lessor shall use reasonable endeavours to recover any such credit or will cooperate reasonably with Lessee’s efforts to recover such credit provided that Lessor shall not be obliged to take or not take any action which might have an adverse effect on any of Lessor’s other tax affairs or incur any costs which Lessee shall not discharge on demand.

17.7	If a claim is made against Lessor or any Indemnitee for Taxes with respect to which Lessee is liable for a payment or indemnity under this Agreement, Lessor or such Indemnitee will promptly give notice in writing of such claim; provided, however, that Lessor’s or such Indemnitee’s failure to give notice will not relieve Lessee of its obligations hereunder except to the extent that any such failure adversely affects Lessee’s right to contest such Taxes in accordance with this Clause 17.7. So long as (i) such Tax exceeds *****; (ii) a contest of such Taxes would not involve any material danger of the sale, forfeiture or loss of the Engine or any interest therein, and (iii) adequate reserves have been made for such Taxes or an adequate bond has been posted, then Lessor and such Indemnitee at Lessee’s written request will, in good faith, with diligence and at Lessee’s reasonable expense, contest (or permit Lessee to contest in the name of Lessor and/or such Indemnitee) the validity, applicability or amount of such Taxes. Should Lessor or any such Indemnitee determine in any particular instance with respect to any Taxes that a contest of such Taxes would not be in its best interest, Lessor or any such Indemnitee may request that Lessee forego its rights to contest the same and Lessee shall not contest the same provided however, that in every such case, Lessor and all relevant Indemnitees shall, in writing addressed to Lessee, waive in respect of such Taxes, any and all of their respective rights to seek indemnification of such Taxes from Lessee, its officers, shareholders, directors, agents and affiliates and agree to hold Lessee, its officers, directors, shareholders, agents and affiliates harmless for any and all claims arising

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

17.8	Mexican Asset Tax

Lessee shall elect to consider each Engine as part of its assets in terms of Article 25 of the Mexican Asset Tax Law Regulations (Reglamento de la Ley del Impuesto al Activo) and provide evidence of such election to Lessee within 10 days from Delivery of the relevant Engine.

18.	Miscellaneous

18.1	Entire Agreement

The Lessee Documents contain the entire agreement between the parties relating to the leasing of Engines and supersede all previous proposals, agreements and any other written and oral communications in relation to the matters therein contained, and the terms of the Lessee Documents shall not be varied or any matters deemed consented to by Lessor otherwise than in writing executed by the parties’ duly authorised representatives.

18.2	Delegation by Lessor

Lessor may delegate to any party, acting as an agent or representative on its behalf all or any of Lessor’s rights, powers or discretions set forth in any Lease and upon such terms as Lessor in its absolute discretion thinks fit provided that:

(a)	such agent or representative shall exercise any such rights, powers or discretions in such manner as is required hereunder or under any Lease;

(b)	no such delegation shall be construed so as to relieve Lessor of its obligations hereunder for the performance of which Lessor (subject to Clause 12.2) shall remain fully liable; and

(c)	no such delegation shall result in an increase of any obligation of Lessee hereunder or a reduction of Lessee’s rights hereunder provided that no Relevant Event has occurred and is continuing.

18.3	Further Assurance

(a)	Lessee undertakes to execute, sign, perfect, do and (if required) register every such further document as in Lessor’s reasonable opinion may be necessary or desirable to carry out more effectively the intent and purpose of any Lease and/or as may be required by any applicable law and to establish, protect and maintain Lessor’s rights and remedies created or intended to be created thereunder.

(b)	If the state in which Lessee is situated has, or at any time brings into force, any legislative or other provisions giving effect to the Convention on International Interests in Mobile Equipment (the “Convention”) and/or the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), Lessee, at Lessor’s written request, at Lessee’s cost and expense, shall from time to time do or cause to be done any and all acts and things which may be required or desirable (in the reasonable opinion of Lessor) to ensure that Lessor and the Lenders have the full benefit of the Convention and/or the Protocol in connection with the Engine, including (but not limited to):

(i)	any matters connected with registering, perfecting, preserving and/or enhancing any international interest(s) vested in Lessor and/or the Lenders with respect to the Engine and constituted by this Agreement and/or the Lease;

(ii)	entry in to agreements (subordination or otherwise) to protect and/or maintain the priority of any international interest(s) referred to in the foregoing paragraph (i); and

(iii)	excluding in writing the application of any provisions of the Convention and/or Protocol that Lessor and Lessee may deem desirable in connection with the foregoing.

(c)	In sub-clause (b) above, the following terms have the following meanings:

“international interest” has the meaning as expressed in the Convention and Protocol;

“state” has the meaning as expressed in the Convention and Protocol; and

“state in which Lessee is situated” shall be constructed in accordance with the expression “state in which the debtor is situated in” as set out in Article 4 of the Convention.

18.4	No Waiver

No failure or delay on Lessor’s part in exercising any right, power or remedy under any Lease shall operate as a waiver thereof nor shall any single or partial exercise by Lessor of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy whether under any Lease or otherwise. Lessor’s rights and remedies set forth in each Lease are cumulative and are not exclusive of any rights and remedies provided to Lessor by any applicable law or otherwise.

18.5	Time of the Essence

Subject to any of grace periods referred to in any Lease, time shall be of the essence as regards Lessee’s performance of its obligations under each Lease.

18.6	Enforcement

(a)	If at any time any provision of any Lease or the application thereof to any party or circumstance shall to any extent be or become, illegal, invalid or unenforceable under the laws of any jurisdiction the remainder of such Lease, or the application of such provision to parties or circumstances other than those as to which it is already illegal, invalid or unenforceable, shall not be affected or impaired thereby. The parties agree in such event to substitute valid, legal and enforceable provisions so as to implement the intentions of the parties hereto to the extent legally possible.

(b)

If such substitution mentioned in Clause 18.6(a) is not possible or is not achieved to Lessor’s satisfaction, the parties shall negotiate to seek an alternative means to implement their initial intentions, failing which Lessor may, upon 30 days written notice to Lessee, terminate this Agreement and Lessee shall pay to Lessor (as agreed compensation for loss of bargain and not as a penalty) the amount notified by Lessor to Lessee as being the aggregate of the amounts more particularly set forth in Clause 19. In such event, Lessee shall immediately redeliver the Engine to Lessor at the Redelivery Location in the Redelivery Condition. Subject to Clause 18.6(c) below, if, however, the illegality is a result of any change in the laws of Ireland or the United States of America after the date of a Lease, Lessee shall return the relevant Engine in the Redelivery Condition but shall pay, in lieu of the amounts set forth above, an amount equal to two (2) months Rent.

(c)	If by reason of any change in law or in the reasonable interpretation thereof, (i) it becomes unlawful or impossible for Lessee to pay Lessor any sum payable under any Lease or any provision of any Lease becomes invalid or unenforceable or (ii) the Engine is located, operated or based in a jurisdiction which shall have become a Prohibited Jurisdiction pursuant to a Prohibition or operated by a person who shall have become a Prohibited Person pursuant to a Prohibition in such a manner as would render it liable to seizure or Lessor or any Indemnitee liable to civil or criminal sanction pursuant to any Prohibition, Lessee shall notify Lessor. In the case of (i) above, if it is permissible under such law and if Lessor is satisfied that its rights in the Engines will not in any way be prejudiced, Lessor and Lessee shall consult for a period not exceeding 10 Business Days with a view to determining whether the leasing of the Engines under the Leases can be restructured on terms acceptable to Lessor in a way which would circumvent such difficulty. If such consultation is not permissible or if Lessor is not satisfied or if agreement is not reached within the time prescribed, Lessee shall pay Lessor such amounts specified in Clause 19 as are applicable and upon receipt by Lessor of such amounts, the Lease Period in respect of all Engines shall terminate subject to the provisions of the Leases. In the case of (ii) above, Lessee shall promptly cause the relevant Engine to cease to be operated by a Prohibited Person or located, operated or used in a Prohibited Jurisdiction in violation of the relevant Prohibition.

(d)	If Lessee is prevented by law from indemnifying Lessor under Clause 17.5, the parties shall forthwith endeavour in good faith to find an alternative solution within ninety days of such event, failing which Lessee shall redeliver each Engine to Lessor in accordance with Clause 20 and pay to Lessor on demand the applicable amounts specified in Clause 19 and upon receipt by Lessor of such amounts, the Lease Period in respect of all Engines shall terminate subject to the provisions of the Leases.

18.7	Counterparts

(a)	This Agreement and each Lease may be executed in any number of counterparts each of which shall be an original and all such counterparts taken together shall be deemed to constitute one and the same agreement.

(b)	To the extent, if any, that this Agreement or any Lease constitutes chattel paper (as such term is defined in the United States Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Agreement or such Lease may be created through the transfer of possession of any counterpart other than the original counterpart which shall be identified as the counterpart which has been marked “Original” on the signature page hereof or thereof.

18.8	No Brokerage

Lessor and Lessee each agree that there has been no third party as agent or broker involved in the transaction contemplated by the Lessee Documents and each party agrees to indemnify the other from liability for fees, commissions or other claims made upon them out of any such claim caused by the other.

18.9	Confidentiality

Lessee shall keep the provisions of the Lessee Documents confidential and not disclose them to any other party save (a) to any officer, employee or contractor of Lessee in connection with the performance by Lessee of its obligations and agreements thereunder or (b) to any professional adviser appointed by the Lessee to advise on such performance PROVIDED that such parties agree to be bound by the terms of this Clause 18.9 (for which Lessee shall be responsible) or (c) as required by law or (d) to any relevant regulatory body whether or not the requirement under which the disclosure is made has the force of law.

18.10	Survival

The representations, warranties, covenants, agreements and indemnities of Lessee set forth in each Lease, and Lessee’s obligations thereunder, shall survive the expiration or termination of each Lease to the extent required for full performance and satisfaction thereof.

18.11	Registration of Lease

(a)	If Lessor records any Lease with the FAA Registry, Oklahoma City, U.S.A., upon its termination for any reason whatsoever, each of the parties will execute and deliver to the other party promptly such documents as the other party may reasonably request in order to file such termination with the FAA.

(b)	If required in writing by Lessor, Lessee, at Lessor’s cost and expense, will file this Agreement and each Lease with Registro Aeronáuitco Mexicano (Mexican Aeronautical Registry), of the Dirección General de Aeronáutica Civil (General Civil Aeronautics Directorship), in connection with which, at Lessee’s written request, Lessor, at its sole cost and expense, shall provide to the Lessee an original counterpart of this Agreement and the Lease, executed on behalf of the Lessor and notarised and apostilled.

18.12	Notices

Each communication to be made under any Lease shall be in writing in English, made by facsimile or letter delivered by hand or reputable overnight courier service. Communications shall (unless the addressee has by 15 days’ notice specified another address) be addressed as follows:

(a)	If to Lessor to:	Engine Lease Finance Corporation

Shannon Business Park, Shannon
County Clare, Ireland
	Fax No.:	(353) 61-361785
	Attention :	Assistant Corporation Secretary

(b)	If to Lessee to:	Concesionaria Vuela Compañia de Aviación, S.A. de C.V., Paseo de la Reforma 505, Piso 15, Edificio Torre Mayor, Cuauhtemoc, Mexico DF, 06500 Mexico
	Fax No.	503 2267 8166
	Attention:	General Counsel

The time of delivery shall be (a) when made or delivered in the case of a delivery by hand during normal business hours, (b) in the case of delivery by reputable overnight courier service, at the time shown by the records of such delivery service or, (c) in the case of a facsimile, when receipt has been confirmed by telephone or return facsimile.

18.13	Jurisdiction

(a)	The Lessee Documents shall be governed by and construed in accordance with the Governing Law including all matters of construction validity and performance (without reference to conflicts of laws principles other than Title 14 of Article 5 of the General Obligations Law).

(b)	Each of the parties irrevocably:

(i)	consent that any legal action with respect to any of its rights or obligations arising under or related to the Lessee Documents or any of them shall either (at the option of the plaintiff):

(A)	finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) by three arbitrators appointed in accordance with the Rules (in which case the place of arbitration shall be New York, United States of America and the language of the arbitration shall be English); or

(B)	brought in any court in the State of New York and any federal court of the United States of America in each case, sitting in the City, County and State of New York, and irrevocably submits to the jurisdiction of such courts in respect of any suit, action or proceedings relating to the Lessee Documents or any of them provided, however, that nothing in this Agreement shall preclude either party from institution of proceedings against the other party in such other party’s country of domicile, for the purpose of protecting and enforcing its rights under the Lessee Documents or any of them;

(ii)	waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings relating to the Lessee Documents or any of them in the County of New York, New York and further irrevocably waives any claim that the County of New York, New York is not a convenient forum for any such suit, action or proceedings.

(c)	Each of the parties agrees that in any proceedings taken against it or its assets in connection with the Lessee Documents no immunity from proceedings shall be claimed by or on its behalf or with respect to any of its assets and each party hereby irrevocably and unconditionally waives any such right of immunity.

(d)	If the appointment of Lessee’s Process Agent ceases to be effective, Lessee shall immediately appoint another person in the state of New York, United

States of America, to accept service of process on its behalf in such state and shall provide Lessor with full details of its new process agent together with written confirmation from the new process agent that it has accepted its appointment and proof that a replacement Process Agent Power of Attorney has been duly executed before a Mexican notary public.

(e)	If the appointment of the Lessor’s Process Agent ceases to be effective, Lessor shall immediately appoint another person in the state of New York, United States of America, to accept service of process on its behalf in such state and shall provide Lessee with full details of its new process agent together with written confirmation from the new process agent that it has accepted its appointment.

(f)	THE PARTIES IRREVOCABLY WAIVE AS AGAINST EACH OTHER ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT.

PART D	TERMINATION AND REDELIVERY MATTERS

19.	Term, Events of Default and Termination

19.1	Unless terminated earlier by mutual agreement or in accordance with its terms this Agreement shall terminate, save only as to any unreserved rights and obligations upon expiry of the last subsisting Lease Period in respect of any Engine.

19.2	It is a fundamental term and condition of this Agreement that none of the following events or circumstances shall occur during the Lease Period and that the occurrence of any of them shall constitute a material breach and repudiation by Lessee of this Agreement:

(a)	Lessee fails to pay any sum payable by it under this Agreement within 3 Business Days of the date the same shall become due or, in the case of sums payable on written demand, within 5 Business Days of demand being made in the manner required by this Agreement; or

(b)	Lessee breaches any of its obligations under any of Lessee Documents or any other agreement between the parties or their affiliates and, in respect of any such breach which in the opinion of Lessor (acting reasonably) is capable of remedy, such remedial action as Lessor may require shall not have been taken within 15 days from the date upon which Lessor notifies Lessee of such default and of the remedial action which Lessor requires Lessee to undertake PROVIDED that, the grace period set out in Clause 19.2(b) shall not entitle Lessee to operate the Engine otherwise than in accordance with all applicable laws; or

(c)	any representation or warranty made or deemed to be repeated by Lessee is incorrect in any material respect if remediable, is not remedied within 15 days; or

(d)	a creditor takes enforcement action (pursuant to a final judgment the amount of which equals or exceeds *****) against any of Lessee’s assets which is not discharged within 30 days; or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(e)	Lessee is unable to pay its debts as they fall due or commences negotiations with its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or proposes any composition or other arrangement for the benefit of its creditors generally or any class of its creditors or proceedings are commenced in relation to any such reconstruction or re-adjustment of debts; or

(f)	Lessee or any creditor takes any steps for (i) Lessee to be adjudicated insolvent or wound up, (ii) the appointment of a liquidator, trustee, receiver, examiner, administrator or similar officer to or in respect of Lessee or the whole or any part of its undertaking, assets, rights or revenues, or (iii) the judicial or court protection of Lessee from its creditors provided in the case of any involuntary proceeding the same shall not have been dismissed within 60 days; or

(g)	Lessee threatens in writing to suspend or cease to carry on its business; or

(h)	all or substantially all of the assets, rights or revenues of Lessee are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(i)	Lessee threatens to dispose of all or substantially all of its assets, whether by one or a series of transactions, related or not, other than for the purpose of a solvent reconstruction or amalgamation the terms of which have received the prior consent of Lessor such consent not to be unreasonably withheld or delayed or in respect of any merger, consolidation or offering not prohibited by Clause 11(i) above; or

(j)	there occurs a material adverse change in Lessee’s ability to perform its obligations under the Lessee Documents or any of them; or

(k)	there is any change (in excess of 50% whether by one or a series of transactions) in the legal and beneficial ownership of Lessee with the exception of any such change resulting from: (i) a merger, consolidation or offering not prohibited by Clause 11(i) above; (ii) a transfer of shares between or among current shareholders of Lessee or their affiliates which does not adversely affect Lessee’s net worth, (iii) a transfer to an entity having a net worth at the time of any such transfer, equal to or greater than that of Lessee, or (iv) a transfer in respect of which Lessee shall have requested and obtained Lessor’s prior written consent, which consent shall not be unreasonably withheld or (v) a change resulting from a merger, consolidation or offering permitted pursuant to Clause 11.1(i); or

(l)	the Engine suffers any material repairable damage and Lessee fails to commence the repair of such damage within 30 days or such longer period as required by the Authorised Repairer provided that such longer period is acceptable to Lessor (acting reasonably) from the date upon which such damage occurred and/or thereafter frustrates or delays completion of such repair; or

(m)	Lessee shall dispose of or sell the Engine or create or suffer to exist any Encumbrance (other than a Permitted Lien) over the Engine or challenge the ownership and title of Lessor to the Engine; or

(n)	any Lessor’s Security required pursuant to a Lease is no longer valid, binding and enforceable for whatever reason; or

(o)	any litigation, arbitration or administrative proceedings (one or more such proceedings if there are a number of proceedings relating to the same incident or event or dispute) for an uninsured amount exceeding ***** which, if determined against Lessee would materially and adversely affect its ability to perform its obligations hereunder, are pending or threatened against Lessee.

19.3	Lessor’s Rights Following the Occurrence of an Event of Default

If an Event of Default occurs and is continuing, Lessor may at its option, at any time:

(a)	by notice to Lessee (hereinafter a “Termination Notice”) accept such repudiatory breach by Lessee and immediately terminate the Lease Period whereupon Lessee’s right to possess and operate the Engine pursuant to the terms of the Lease, shall terminate; and/or

(b)	subject to any mandatory provisions of law in the jurisdiction in which the Engine is at such time located:

(i)	take possession of the Engine, and Lessee agrees that Lessor may for this purpose enter upon any premises where the Engine may be located, and Lessor shall be entitled to act and is hereby constituted as attorney for Lessee in effecting such repossession and in carrying out all acts and executing all documents to effect such repossession and transportation to a location acceptable to Lessor, or

(ii)	request Lessee to redeliver the Engine to the Redelivery Location or to such other airport as Lessor may in its absolute discretion nominate or direct that the Engine remain at the location where, at the time of issuing a Termination Notice, it is based without further use or operation; and/or

(c)	require Lessee to take all steps necessary to effect the export of the Engine from the jurisdiction where it is for the time being situated and to enable the Engine to be redelivered to Lessor in the Redelivery Condition. Following termination of the Lease Period, Lessor shall be free to lease, sell or otherwise dispose of the Engine as it may in its absolute discretion think fit; and/or

(d)	revoke or vary any Termination Notice PROVIDED that any such revocation or variation shall not prevent Lessor from subsequently issuing any further Termination Notice in relation to either any event occurring prior to upon or subsequent to the date of the revocation or variation of the original Termination Notice.

19.4	Payments on Termination after Delivery

If a Termination Notice issues after Delivery, Lessee shall pay the amount notified by Lessor to Lessee as being the aggregate of:

(a)	any sums (whether in respect of Default Interest, costs, fees, expenses or otherwise) then accrued or which may become due under any of the Lessee Documents;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(b)	any Loss which Lessor may sustain or incur as a direct result of the occurrence of an Event of Default including without limitation:

(i)	any loss of profit suffered by Lessor because of its inability to place the Engine on lease with another lessee on economic terms as favourable to Lessor as the terms of the Lease or because whatever use, if any, to which Lessor is able to put the Engine upon its return to Lessor (or the funds arising upon a sale or other disposal thereof) is not as profitable to Lessor as the leasing of the Engine in accordance with the terms of the Lease would have been; and

(ii)	all costs and expenses incurred by Lessor in connection with any modification of or to the Engine for the purposes of any other proposed leasing or disposal of the Engine; and

(iii)	any amount of additional interest payments, fees or other sums whatsoever paid or payable on account of funds borrowed in order to fund any unpaid amount; and

(iv)	any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the acquisition by Lessor of the Engine or in unwinding any swap, forward interest rate agreement, forward currency rate agreement, interest rate cap and collar agreement or other financial instrument relating in whole or in part to Lessor’s financing of the Engine; and

(v)	any reasonable legal or taxation fees and related costs and expenses incurred by Lessor in connection with the cancellation or termination of this Agreement or any agreement to purchase the Engine for the express purpose of leasing same to Lessee or in connection with the releasing or sale of the Engine; and

(vi)	all costs and expenses incurred by Lessor in connection with such termination and repossession of the Engine and in carrying out any work or modifications necessary to put the Engine into the Redelivery Condition; and

(vii)	the value of all maintenance/service covenants and other obligations which would have fallen to be performed by Lessee under the Lease but for such termination.

(c)	all further Losses resulting directly from such termination.

Lessor shall be entitled, following the issue of a Termination Notice to issue demands thereafter on Lessee in respect of any amounts referred to in this Clause 19.4 which have not been incurred and/or quantified at the date of issue of the Termination Notice.

19.5	Double Counting

Notwithstanding the provisions of Clauses 19.3 and 19.4 above, to the extent that Lessor is entitled to be indemnified or compensated by or on behalf of Lessee for any Loss arising out of any event or circumstance under a particular provision of the Lessee Documents, Lessor shall not be entitled to recovery of such Loss under another provision of the Lessee Documents to the extent that it has already received compensation for such Loss from or on behalf of Lessee.

19.6	Mitigation

In exercising any remedies or making any claim for Loss or damages under this Clause 19, Lessor shall take all reasonable actions to mitigate any such Loss or damage.

19.7	Lessor’s Right to Remedy

If Lessee fails to comply with any of its obligations under any Lease, Lessor may, without being obliged to do so, or responsible for so doing, and without prejudice to its right to treat that non-compliance as an Event of Default, effect compliance on Lessee’s behalf, and if Lessor incurs any expenditure in doing so, Lessor shall be entitled to recover such expenditure from Lessee together with interest thereon at the Default Rate from the date upon which such expenditure is incurred by Lessor until the date of reimbursement thereof by Lessee (both before and after any relevant judgment).

19.8	Pre-estimate of damages

Lessee agrees that the amounts specified in any Termination Notice are payable by it as agreed liquidated damages and a genuine pre-estimate of the loss which will be incurred by Lessor as a direct result of a breach of any Lease by Lessee and not as a penalty. Lessor’s entitlement to such amount shall be without prejudice to (but without duplication of) any other rights and remedies of Lessor arising as a result of such breach or under any Lease but Lessor shall give credit for so much of such amount as it actually receives and is entitled to retain when recovering damages from Lessee for breach of any Lease.

19.9	Preservation of accrued rights

The termination of any Lease for any cause whatsoever shall not affect Lessor’s right to retain all sums paid by Lessee to Lessor pursuant to any Lease and/or recover from Lessee any money due to Lessor on or before the date of such termination or affect the right of Lessor to recover any damages for breach of any Lease in each case in conformity in the terms of such Lease.

20.	Redelivery of Engines

20.1	On the Termination Date relating to each Engine, Lessee shall redeliver such Engine to Lessor at the Redelivery Location in the Redelivery Condition. Unless otherwise stated all costs and expenses of such compliance shall be borne by Lessee.

20.2	Prior to redelivery of the Engine to Lessor, Lessee shall give Lessor 7 days notice of and do each of the following:

(a)	in the presence of Lessor’s technical representative perform a full performance test cell run on the Engine and record and evaluate the performance of the Engine, which shall be within the limits specified in the Manufacturer’s maintenance manual;

(b)	immediately following such test cell run perform a complete video borescope inspection of the Engine. A hard copy of the borescope inspection report shall be included in the Engine Technical Records;

(c)	perform not less than 100 Flight Hours before removal of the Engine from service prior to redelivery, an initial oil SOAP analysis and again at redelivery a second oil SOAP analysis to confirm serviceability of the Engine. Such analysis shall be performed by a recognised laboratory approved by the Aviation Authority for such analyses and neither analysis shall exceed the limitations set out in the applicable approved documentation or indicate a rate of deterioration which would require immediate corrective action or further investigation.

20.3	Lessee shall return the Engine with a “serviceable” or “okay to install” tag and an FAA 8130-3 or EASA Form 1. The tests referred to in Clause 20.2, together with the Engine historical and technical records and condition trend monitoring data for the Engine shall confirm to Lessor’s satisfaction:

(a)	the Engine’s serviceability;

(b)	that there is no indication of a deterioration in the performance of the Engine which is higher than normal based upon Lessee’s maintenance experience in operating engines of the same type as the Engine and;

(c)	that the Engine can be operated for such number of Flight Hours and Cycles as are determined to be remaining to next Engine Heavy Maintenance (such determination to be made in accordance with the time between Engine Heavy Maintenance calculation set out in Section 1 item 8 of Schedule 4 to this Agreement) without requiring removal for any Engine Shop Visit.

20.4	If the Engine fails to satisfy the requirements of Clause 20.3, Lessee shall correct such defects as are determined to be the cause of such failure and Lessee shall provide evidence satisfactory to Lessor confirming the correction of such defects so that the Engine can then satisfy the requirements of Clause 20.3.

20.5	At the time of return shipment of the Engine, Lessee shall (1) cap and plug all openings; (2) preserve it for long term storage in excess of 90 days (to include the provision of desiccant bags); (3) completely seal it with heavy gauge vinyl plastic; and (4) otherwise prepare it for shipment in accordance with the Manufacturers’ specifications and install it upon its transportation stand.

20.6	A surveyor nominated by Lessor will inspect the Engine upon its arrival at the Redelivery Location so as to ascertain if the Engine and any Part and the Engine Technical Records are in full compliance with the terms of this Agreement and such final inspection shall be used as the basis for determining the condition and maintenance status of the Engine upon redelivery.

20.7	On redelivery, complete and up to date data regarding the life status of the Engine, Modules, Hard Life Parts and Life Limited Parts shall be recorded in the Engine Technical Records, which data shall be compared to equivalent data applicable in respect of the Engine at Delivery as noted in Annex 1 to Appendix A in the relevant Lease, for the purposes of the calculations set forth in such Lease.

20.8	Lessee shall provide all necessary assistance, as Lessor may reasonably require, in obtaining satisfactory export certificates in respect of the Engine to allow its export by Lessor as Lessor may direct.

20.9	If upon redelivery the Engine is not in the Redelivery Condition, Lessor shall be entitled to require Lessee to place the Engine in such condition immediately. At Lessor’s option, Lessee shall promptly pay to Lessor the cost of effecting the correction of all discrepancies to place the Engine in such condition together with interest thereon at the Default Rate from the date any payment is made for such purpose by Lessor until reimbursement is received by Lessor (both before and after any judgment).

20.10	If Lessee does not redeliver the Engine on the Termination Date and in the Redelivery Condition, Lessee’s obligations shall continue until the Engine shall have been redelivered in such condition PROVIDED that this Clause 20.10 shall not be considered a renewal of the terms of this Agreement or of Lessee’s rights to possession and use of the Engine or an extension of the Lease Period or a waiver of any right of Lessor hereunder and Lessor may at any time by issuing a Termination Notice terminate Lessee’s right to the continued possession of the Engine. Until such time as the Engine is redelivered in the Redelivery Condition, Rent shall continue to be paid and the performance of all other obligations of Lessee to Lessor shall continue.

20.11	A Redelivery Acceptance Certificate substantially in the form set out in Appendix B to Schedule 2 shall be completed and signed by both parties noting the condition of the Engine upon redelivery.

PART E	DEFINITIONS

In this Agreement and each Lease, except where the context otherwise admits or requires, the following words and expressions shall have the following meanings and words and expressions defined in a Lease shall have the meanings set out therein:

“Acceptance Certificate” means a certificate substantially in the form set out in Appendix A to a Lease confirming the acceptance by Lessee from Lessor of an Engine subject to the terms of the Lease relating to such Engine;

“Affiliate” means any person under direct common control with Lessee;

“Agreed Value” means the amount in Dollars agreed between Lessor and Lessee as the value of the Engine referred to in any Lease for the duration of the Lease Period relating to such Engine;

“Agreement” means this agreement, including the Schedules and any Annexes hereto as the same may be amended and/or supplemented and/or substituted from time to time in accordance with the terms hereof or thereof including by the execution of one or more Leases;

“Airworthiness Directive” and “AD” means a written directive or order issued by the Manufacturer of an Engine, any Module or any Part and endorsed by the Aviation Authority (and, where different, by the Manufacturer’s aviation authority) in respect of such Engine, Module or Part mandating a specified action or course of action within a specified period of time;

“Assignment of Insurances” means an agreement between Lessee and Lessor pursuant to which Lessee assigns to Lessor all of Lessee’s right, title and interest in and to the benefits of the Insurances or if the Insurances are placed through the New York insurance market, the proceeds of Insurances, relating to an Engine.

“Authorised Repairer” means a maintenance and repair performer or service agency licensed by the FAA or EASA to undertake maintenance work on an Engine and approved in writing by Lessor, such approval not to be unreasonably withheld;

“Aviation Authority” means the DGAC and each other party who shall from time to time be vested with the control and supervision of or have jurisdiction over the airworthiness and operation of an Engine and or any Host Aircraft to which an Engine is attached from time to time;

“Business Day” means a day on which banks are open for the transaction of business of the nature required by this Agreement in New York, U.S.A. and except in respect of payments, Mexico City, Mexico;

“Confirming Opinion” means a legal opinion issued by an international law firm reasonably acceptable to Lessor confirming that the arrangements contemplated by the definition of a Cooperation Agreement are contained within each relevant lease, conditional sale, instalment sale, mortgage or other security document or other agreement relating to each Host Aircraft existing as of the date hereof and Lessor will be able to rely on the provisions contained therein notwithstanding that it is not a party to such documents or to the effect that any Cooperation Agreements are dated binding and enforceable under the applicable laws thereof;

“Cooperation Agreement” means an agreement entered into or to be entered into between Lessor and all Interested Third Parties pursuant to which such parties (other than Lessor) agree to recognise Lessor’s right, title and interest in and to each Engine in return for Lessor agreeing to recognise the other parties’ right, title, and interest in and to any (a) Host Aircraft, or any engine which is removed from a Host Aircraft to enable any Engine to be installed on such Host Aircraft, or (b) any part which is temporarily installed on any Engine pursuant to this Agreement or such other document pursuant to which any Interested Third Party shall recognise Lessor’s (or all similarly situated lessors’) rights to the Engine or similar engines and waives any interest therein which agreement may be set forth in any relevant lease, conditional sale, instalment sale, mortgage or other security document or other agreement relating to a Host Aircraft provided the Lessor shall have received the Confirming Opinion;

“Courts” means the state and federal courts sitting in the state, county and city of New York, and to whose jurisdiction Lessor and Lessee irrevocably and unconditionally submit for all purposes relating to this Agreement;

“Cycle” means one start-up of an Engine prior to the take-off of a Host Aircraft for a flight and one shut-down of such Engine after such flight;

“Delivery” means, in respect of an Engine, the delivery and acceptance of such Engine in accordance with the terms of the relevant Lease;

“Delivery Date” means, in respect of an Engine, the date upon which Delivery of such Engine occurs as evidenced by the Acceptance Certificate relating thereto;

“Delivery Location” means the location nominated for the delivery of an Engine as specified in the Lease relating to such Engine or such other location as Lessor and Lessee may agree;

“Deposit” means, in respect of each Engine, the amount in Dollars payable by Lessee to Lessor pursuant to the provisions of Clause 3.2 and the Lease relating to such Engine;

“Deregistration Power of Attorney” means a power of attorney granted by Lessee in favour of Lessor substantially in the form of Schedule 5;

“DGAC” means the Dirección General de Aeronáutica Civil (General Civil Aeronautics Directorship) of Mexico;

“Dollars” and “$” means the lawful currency from time to time of the United States of America;

“EASA” means the European Aviation Safety Agency, the joint regulatory authority relating to aviation matters in the European Union or such other government or European Union entity which may replace the EASA from time to time;

“EHM Claim Cap” means the amount as stated in the Lease as being the maximum amount that Lessee may claim for any Engine Heavy Maintenance shop visit;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention or other encumbrance of any kind securing, or any right conferring a priority of payment in respect of, any obligation of any party;

“Engine” means:

(i)	an engine (including QEC and engine transportation stand, if applicable) which becomes subject to this Agreement, and as more particularly described in Annex 1 to Appendix A of any Lease;

(ii)	all substituted, renewed and replacement Parts at any particular time incorporated or installed in or on such engine in accordance with the terms and provisions of this Agreement; and

(iii)	(Except with respect to Insurances) the Engine Technical Records relating thereto including in the case of (i) and (ii) any parts which, having been removed from such Engine, remain the property of Lessor pursuant to the terms and provisions of this Agreement but excluding any substitute or replacement made pursuant to the provisions of Clause 6.3 and references to the “Engine” shall be deemed to include any of the component parts of this definition (unless the context otherwise requires);

“Engine Heavy Maintenance” means an Engine Shop Visit where the minimum workscope performed is as stated in the Lease;

“Engine Shop Visit” means the overhaul, refurbishment, restoration, repair, modification or inspection work carried out on an Engine by an Authorised Repairer involving separation of pairs of major flanges (other than for the purposes of transportation);

“Engine Technical Records” means all records, manuals and other documents which shall be maintained in English language (whether in paper form or in a computer/electronic readable form) relating to an Engine and any Part (i) provided to Lessee at Delivery (ii) listed in Section 2 of Schedule 4 to this Agreement; and/or (iii) required to be maintained by the Aviation Authority and/or the Maintenance Programme;

“Engine Warranty Agreement” means the engine warranty agreement between Lessor, Lessee and Manufacturer with respect to an Engine;

“Event of Default” means any of the events referred to in Clause 19.2;

“FAA” means the Federal Aviation Administration of the United States of America or any successor or replacement thereof relating to or dealing with civil aviation matters in the United States of America;

“Final Delivery Date” means, in respect of an Engine, the same as in the Lease relating to such Engine;

“Flight Hour” means each hour or part of an hour elapsing from a take-off to a landing of a Host Aircraft for the purpose of calculations under this Agreement measured in Flight Hours, such hours shall be calculated to two decimal places;

“Force Majeure” means acts of God or public enemy, civil war, insurrection or riot, fire, flood, explosion, earthquake, accident, epidemic, quarantine restriction, governmental priority or other action, allocation, regulation or order affecting directly or indirectly, an Engine, any Manufacturer, repairer, seller, Lessee, or Lessor of any materials or facilities, any strike or labour dispute causing cessation, slowdown or interruption of work (including any strike or labour dispute by Lessor’s workforce), inability after due and timely diligence to procure an Engine, equipment, data or materials from manufacturers, repairers, suppliers, any existing owner, seller, Lessor or Lessee in a timely manner, or any cause to the extent that such cause is beyond the control of Lessor whether above mentioned or not and whether or not similar to the foregoing;

“Geneva Convention” means the convention on the International Recognition of Rights in Aircraft signed at Geneva, Switzerland on the 19 June 1948 and any modification, alteration, amendment or restatement thereof;

“Governing Law” means the laws of the State of New York;

“Hard Life Parts” means Parts specified in the Maintenance Programme having an operational life limit in Flight Hours and/or Cycles the attainment of which requires removal of the Parts for inspection, testing, replacement, overhaul, modification or restoration;

“Host Aircraft” means an aircraft on which at any relevant time an Engine is installed;

“Hourly Reserve” means, in respect of an Engine, the sum stated in the Lease relating to such Engine as adjusted in accordance with Clause 4.2;

“Indemnitees” means Lessor, the Lender and each of their respective shareholders, affiliates, directors, officers, servants, agents and employees;

“Insurances” means any and all approved contracts or policies of insurance and/or reinsurance complying with industry endorsements AVN67B and, to the extent at any relevant time the Insurers have included the exclusions set forth in AVN2000 or its equivalents the limited write back provisions of AVN 2001 and AVN 2002 or such other best market practice prevailing from time to time required to be effected and maintained pursuant to the terms of this Agreement;

“Insurers” means any insurer and/or re-insurer of recognised international standing in a major aviation insurance market in respect of the Insurances;

“Interested Third Party” means any party (other than Lessee) (i) who is the legal and/or beneficial owner of (a) any Host Aircraft or (b) any engine which is removed from any Host Aircraft to enable an Engine to be installed on such Host Aircraft, or (c) any part which is temporarily installed on an Engine pursuant to this Agreement, and/or (ii) for whose benefit any Encumbrance may from time to time exist over (a) any Host Aircraft, or (b) in any engine which is removed from a Host Aircraft to enable an Engine to be installed on such Host Aircraft or, (c) any part which is temporarily installed on an Engine pursuant to this Agreement and “Interested Third Parties” shall be construed accordingly;

“Lease Period” means, in respect of an Engine, the period from the Delivery Date until the later of (i) the Scheduled Expiry Date and (ii) the date of redelivery of the Engine in the Redelivery Condition unless Lessee exercises any option set forth in the Lease to continue leasing the Engine after the Scheduled Expiry Date, in which case it shall be the period from the Delivery Date until the later of (i) the Secondary Lease Period Expiry Date and (ii) the date of redelivery of the Engine in the Redelivery Condition;

“Lease” means any lease substantially in the form of Schedule 2 hereto which incorporates the terms of this Agreement;

“Lender” means any bank or financial institution or other provider of finance to Lessor as may be notified from time to time by Lessor to Lessee;

“Lessee Documents” means this Agreement, any Lease, Lessor’s Security (if any), any assignment other than by way of security, any Assignment of Insurances, any Sublease Assignment, Engine Warranty Agreement, the Deregistration Power of Attorney, the Process Agent Power of Attorney and any notices, consents, certificates and other documents and agreements to which Lessee is a party to be issued pursuant to any of the foregoing;

“Lessee’s Country” means Lessee’s country of incorporation and, if different, its country of tax residence, both as specified in the Lease;

“Lessee’s Process Agent” means Corporation Service Company having its registered place of business at 1133 Avenue of the Americas, New York, New York 10036;

“Lessor’s Lien” means any Encumbrance arising from Lessor’s acts, omissions or defaults;

“Lessor’s Process Agent” means Corporation Service Company having its registered place of business at 1133 Avenue of the Americas, New York, New York 10036;

“Lessor’s Security” means such letter of credit, guarantee or other form of security as Lessor may require under any Lease to secure the due performance by Lessee of its obligations;

“Life Limited Parts” means Parts on which there are ultimate life limits which parts must be removed and discarded before a certain time in Flight Hours and/or Cycles as specified by the Manufacturer;

“LLP Reserve” means, in respect of an Engine, the sum stated in the Lease relating to such Engine as adjusted in accordance with Clause 4.3;

“Loss” means losses, costs, expenses, payments, charges, currency exchange rate differentials, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions;

“Maintenance Programme” means, in respect of each Engine, Lessee’s on wing maintenance programme as amended from time to time as permitted herein and approved in writing by the Aviation Authority pursuant to which such Engine will be maintained while installed on a Host Aircraft and the maintenance planning documentation or other such reference document used by Lessee for shop maintenance;

“Major Module” means, in respect of each Engine a grouping of individual Modules, mini Modules or Parts from the same section of such Engine each of which is defined in the applicable Manufacturer’s overhaul/repair manual and as further described in the relevant Lease;

“Major Module Heavy Maintenance” means the work carried out by an Authorised Repairer to overhaul all of the individual Modules, mini Modules or Parts of a Major Module to restore performance to the highest standard specified in the applicable Manufacturer’s overhaul/repair manual for such Engine;

“Manufacturer” means, in respect of each Engine, the manufacturer of such Engine and all Parts thereof;

“Module” means an assembly of Parts which is the subject of separate record keeping in accordance with the applicable Maintenance Programme;

“Operating Procedures” means, in respect of each Engine, Lessee’s operating procedures in respect of such Engine as approved by the Aviation Authority prior to Delivery and from time to time thereafter;

“Parts” means all appliances, accessories, Modules, components and other items of equipment including without limitation any quick engine change units which may from time to time be installed on an Engine or any of the aforesaid in a manner complying with Clause 6.1 (d) and (e) and which, having been removed from an Engine, remain the property of Lessor but excluding any substitute or replacement made pursuant to Clause 6.3;

“Permitted Lien” means in respect of an Engine:

(a)	any Lessor’s Lien;

(b)	any Encumbrance for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for payment of which adequate reserves have been set aside) so long as any such proceedings or the continued existence of any such Encumbrance does not, in Lessor’s sole opinion, involve any material likelihood of the sale, forfeiture or loss of, or of any interest in, any Engine; and

(c)	airport hangar keeper’s, mechanic’s, material men’s, supplier’s, maintenance contractor’s, repairer’s, carrier’s, employee’s or other similar possessory liens arising in the ordinary course of business, by statute or by operation of law in respect of obligations not yet due or which are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves have been provided and/or when required in order to pursue such proceedings, an adequate bond has been provided) so long as any such proceedings or the continued existence of any such Encumbrance does not, in Lessor’s sole opinion involve any likelihood of the detention, seizure, forfeiture, sale or loss of, or of any material interest in, any Engine;

“Process Agent Power of Attorney” means a power of attorney granted by Lessee in favour of Lessor substantially in the form of Schedule 6;

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, (a) that is the subject of a Prohibition, or (b) in which, or for which, Lessee, Lessor or any Indemnitee is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business;

“Prohibited Person” means any person the subject of a Prohibition;

“Prohibition” means in respect of any jurisdiction or person, any applicable law, regulation, order or directive which would render the operation, use or location of an Engine in such jurisdiction or by such person illegal and/or result in the imposition of civil or criminal sanctions against Lessee, Lessor or any Indemnitee including any applicable rules, regulations orders or directives administered by the Office of Foreign Assets Control of the United States Treasury Department;

“Redelivery” means redelivery of the Engine in the Redelivery Condition as confirmed by Lessor’s execution of the Redelivery Acceptance Receipt;

“Redelivery Condition” means in respect of an Engine, the condition specified by Clause 20, Schedule 4 and the Lease;

“Redelivery Acceptance Certificate” means a certificate substantially in the form set out in Appendix B to a Lease confirming acceptance by Lessor from Lessee of an Engine;

“Redelivery Location” means in respect of an Engine, the same as in the Lease relating to such Engine;

“Relevant Event” means any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default;

“Rent” means, in respect of each Engine, the amount of the monthly rental payments payable by Lessee pursuant to Clause 3.1 and stated in the Lease relating to such Engine;

“Scheduled Delivery Date” means, in respect of an Engine, the same as in the Lease relating to such Engine;

“Scheduled Expiry Date” means, in respect of an Engine, the same as in the Lease relating to such Engine;

“Sublease” means any sublease of any Engine entered into by Lessee and any Sublessee with the prior approval of Lessor;

“Sublessee” means any duly authorised operator of an Engine other than Lessee approved from time to time by Lessor as a potential sublessee of any Engine and/or as listed in a Lease;

“Sublease Assignment” means, in respect of an Engine, an assignment, in form and content acceptable to Lessor, of Lessee’s rights, title and interest in, under and to any Sublease granted or to be granted by Lessee in favour of Lessor;

“Taxes” means all forms of taxation, levy, impost, duty or charge or fee of similar nature and whether imposed by a government entity and, shall include, without limitation, any value added, sales, turnover, trade profits, stamp duty, documentary, registration, withholding, retention and other such taxes together with all surcharges, fines, penalties, costs, charges and expenses payable in connection with any failure to pay or delay in paying any taxes and references to “tax”, “taxation” and “Taxation” throughout this Agreement shall be construed accordingly;

“Termination Date” means, in respect of any Engine, the last day of the Lease Period relating thereto;

“Termination Notice” means a written notice issued by Lessor to Lessee pursuant to the provisions of Clause 19.3;

“Total Loss” means, in respect of any Engine, any of the following events with respect to such Engine:

(a)	the actual or constructive total loss of the Engine (including any damage to the Engine which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(d)	the Engine being destroyed, damaged beyond repair or permanently rendered unfit for normal use for any reason whatsoever; or

(e)	the requisition of title, or other compulsory acquisition, appropriation, expropriation, capture, seizure, deprivation, confiscation or detention for any reason (whether de jure or de facto) of the Engine by any government entity or other such competent authority, but excluding requisition for use or hire not involving requisition of title; or

(f)	the hijacking, theft, condemnation, confiscation, seizure, capture, detention or requisition for use or hire of the Engine which deprives any party so permitted by this Agreement to have possession and/or use of the Engine for more than 60 days; and

“US Prime” means a fluctuating rate equal to the rate of prime interest or base lending rate published from time to time in The Wall Street Journal.

Schedule 1 - Conditions Precedent

Part A

Lessor’s obligation to lease any Engine to Lessee is conditional upon receipt by Lessor, in form and substance satisfactory to Lessor, not later than two (2) days prior to the Delivery Date of the first Engine of:

1.	Board and investment committee approval of Lessor;

2.	Evidence that all necessary licenses, approvals, registrations and filings have been obtained or effected on an unconditional basis and remain in full force and effect;

3.	Draft legal opinion of legal counsel to Lessee in Lessee’s Country and, if applicable, special FAA counsel’s opinion;

4.	Draft certificate(s) of insurance/reinsurance and letter of undertaking from Lessee’s insurance brokers and each addressed to Lessor which comply with Clause 14; and

5.	UCC financing statements and all other such financing statements, charges or other such filings, in due form for filing.

Part B

Lessor’s obligation to lease any Engine is conditional upon receipt by Lessor, in form and substance satisfactory to Lessor, prior to Delivery of such Engine;

1.	Originals of each of the Lessee Documents including the Lease duly executed by Lessee or any other party thereto;

2.	Originals of the certificate of insurance/reinsurance and letter of undertaking referred to in Clause 14;

3.	Original legal opinion(s) referred to in Paragraph 3 of Part A of this Schedule 1;

4.	Counterpart Co-operation Agreement, recognition of rights, waiver of interest or similar agreement in respect of the Host Aircraft if any on which the Engine shall be installed duly executed by Lessee and prior to installation on any Host Aircraft by all Interested Third Parties or a Confirming Opinion;

5.	Original of the Engine Warranty Agreement, duly executed by Lessee;

6.	Evidence satisfactory to Lessor that all applicable customs duties, if any, in respect of the Engine have been paid in full by Lessee (or, if the same are not yet payable, that arrangements satisfactory to Lessor have been made for the payment thereof by Lessee when same become payable);

7.	Original of all documents comprising Lessor’s Security (if any) together with any and all agreements, notices and/or acknowledgements and/or supporting documentation in relation thereto, duly executed by Lessee and/or the issuing bank and/or any party;

8.	Receipt of the Commitment Fee (if any), Deposit and the first Rent payment to be made by Lessee to Lessor under the Lease; and

9.	Evidence of approval of the Maintenance Programme by the DGAC;

10.	Such information and inspection of documents relating to the Maintenance Programme and Operating Procedures as Lessor may reasonably require;

11.	Original Deregistration Power of Attorney duly executed by Lessee before a notary public in Mexico; and

12.	Original Process Agent Power of Attorney duly executed by Lessee before a notary public in Mexico.

Schedule 2 – Form of Lease1

THIS LEASE is made the [    ] day of [                    ] BETWEEN

(1)	ENGINE LEASE FINANCE CORPORATION (“Lessor”); and

(2)	CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V (“Lessee”).

WHEREAS Lessor and Lessee have entered into an aircraft engine general terms agreement (the “GTA”) dated [                    ] and this is a Lease as defined therein.

IT IS HEREBY AGREED:

1.	Lease

By the execution and delivery of this Lease, Lessor agrees [subject to Lessor acquiring title to the Engine on the Delivery Date] to lease the Engine to Lessee and Lessee agrees to lease the Engine from Lessor upon the terms set out in the GTA (which are incorporated herein and form part hereof) and the more particular terms set out herein:

Engine:	Model: ; M.S.N: ;

QEC:	as specified in Appendix A;

Delivery Condition:	as specified in Appendix A;

Delivery Location:	[ ] or such other mutually agreed location as will minimise or exclude tax consequences adverse to Lessee and Lessor;

Scheduled Delivery Date:	[ ] or such other date as may be agreed between Lessor and Lessee [and on which date Lessor acquires title to the Engine];

Final Delivery Date:	[ ] or such other date as may be agreed between Lessor and Lessee;

Agreed Value:	$[ ];

Rent:	$[ ] payable on the [ ] of each month (subject to Clause 3);

Deposit:	$[ ] payable on or before the Delivery Date and refundable to Lessee without interest (i) in accordance with clause 3.2(a)(iv) of the GTA within ten (10) Business Days of full discharge of all Lessee obligations in accordance with this Lease or (ii) within ten (10) Business Days of termination of this Lease where such termination occurs pursuant to clause 15.5 of the GTA;

[1]	ELF - If not a sale and leaseback, please consider insertion of provision for remedies following termination prior to the Delivery Date

Lessor’s Security:	[ ];

Default Rate:	***** per annum over US Prime, compounded monthly and calculated on the basis of a 360 day year;

Scheduled Expiry Date:	the date falling [ ] months after the Delivery Date;

Option Exercise Date:	the date (if any) on which Lessee exercises the option granted by Clause 2 by delivering notice to Lessor in accordance therewith;

Primary Lease Period:	the period commencing on the Delivery Date and ending on the Scheduled Expiry Date;

Secondary Lease Period:	the period to be agreed by Lessor and Lessee commencing on the Scheduled Expiry Date;

Secondary Lease Period Expiry Date:	the date scheduled as the last day of the Secondary Lease Period on the Option Exercise Date;

Hourly Reserve:	subject to Clause 5 below, the applicable $ amount specified in Annex 1 hereto and adjustable in accordance with clause 4.2 of the GTA whether or not Lessee is obligated to pay Hourly Reserves;

EHM Claim Cap:	[ ];

Level 1 ESV:	[ ];

Level 2 ESV:	[ ];

Engine Heavy Maintenance:	[ ];

LLP Reserve:	[ ] per Cycle and adjustable in accordance with clause 4.3 of the GTA;

Major Modules:	as specified in Annex 2;

Minimum Flight Hours and Cycles remaining on Redelivery:	not more than [ ] Flight Hours and Cycles since new or last Engine Heavy Maintenance;

Minimum EGT Margin at Redelivery:	sufficient to achieve the balance of the last Engine Heavy Maintenance Life Limited Part build life remaining at Redelivery based upon Lessee’s historical performance loss in EGT margin in the preceding three (3) years of operation for engines of the same type as the Engine;

Stub Life:	for each Life Limited Part is 7 % of the certified life limit for that Part;

Utilisation Report:	the report set out in Appendix C;

Redelivery Location:	[ ] or such other location as Lessor and Lessee shall agree;

Lessee’s Country:	Mexico.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

2.	Option

Provided that no Relevant Event has occurred and is continuing on the Option Exercise Date or the Scheduled Expiry Date, the parties may opt to lease the Engine for the Secondary Lease Period. The option may be exercised by an unconditional notice to Lessor not later than 3 months prior to the Scheduled Expiry date. Once such notice has been given by Lessee and received by Lessor, it shall be irrevocable and shall oblige Lessee to lease the Engine for the Secondary Lease Period upon the terms of the GTA provided that Lessor has consented thereto which consent shall be at Lessor’s sole discretion.

3.	Rent Adjustment

The Rent is based upon one month LIBOR and five year US$ Swap Rate as quoted to Lessor by Bank of America on [                    ] at [    ] % and [    ] % respectively. To the extent that the equivalent US$ Swap Rate and one month LIBOR on the Delivery Date are greater or lower than this, Lessor will adjust the Lease Factor accordingly and the Rent shall be calculated by reference to such adjusted Lease Factor and the Rent so calculated shall be fixed for the duration of the Primary Lease Period. Any such adjustment shall be notified by Lessor to Lessee and absent manifest error, the adjusted amount so calculated shall thereupon be the Rent.

4.	Redelivery Condition Compensation

[SUBJECT TO SPECIFIC ENGINE MODEL/PROFILE]

5.	Subleasing

Subject to the provisions of clause 8.2 of the GTA, Lessee may sublease the Engine to one or more airlines within Grupo TACA.

6.	Alternative Redelivery Provisions

[Notwithstanding clause 20.2(a) of the GTA, Lessee shall not be obliged to perform a test cell run if the Engine has been removed from a Host Aircraft immediately prior to redelivery, provided that:-

(a)	Lessee provides to Lessor take-off trend monitoring data for each of the last 25 flights operated by the Engine immediately prior to redelivery; and

(b)	such take-off trend monitoring data does not indicate that the Engine may not comply with the Redelivery Condition.

If, in Lessor’s opinion (acting reasonably), a review of the take-off trend monitoring data indicates that the Engine may not meet the Redelivery Condition or, in Lessor’s opinion (acting reasonably), such take-off trend monitoring data is not an accurate gauge of the condition of the Engine, then Lessee shall perform or cause to be performed at Lessee’s sole cost and expense a full performance test cell run.]

7.	Additional Provisions

[Lessor hereby confirms that any maintenance and repair performer or service agency licensed by the FAA or EASA to undertake maintenance work on the Engine and used by the Manufacturer to maintain the Engine under the FHA is hereby approved as an Authorised Repairer.]

SIGNED for and on behalf of

Engine Lease Finance Corporation

By :

Name :

Title :

in the presence of:

Name :

Occupation :

Address :

SIGNED for and on behalf of

Concesionaria Vuela Compañia de Aviación, S.A. de C.V.

By :

Name :

Title :

in the presence of:

Name :

Occupation :

Address :

Appendix A –Delivery Acceptance Certificate

Concesionaria Vuela Compañia de Aviación, S.A. de C.V. (“Lessee”) hereby acknowledges that on [                    ] at [    ] hours it accepted delivery of the Engine (hereinafter described) pursuant to the terms of the Lease dated [                    ] (the “Lease”) made between Engine Lease Finance Corporation (“Lessor”) and Lessee and confirms that:-

(a)	at [Delivery Location] it has received from Lessor possession of one [engine model], bearing manufacturer’s serial number [ ], all parts attached thereto and thereon in a [new\serviceable] condition, as more particularly described in Annex 1;

(b)	following inspection, it has accepted delivery of the Engine “as is where is”;

(c)	the Module Flight Hours and Cycles since new or last Engine Heavy Maintenance, the Life Limited Parts Flight Hours and Cycles since new and the Hard Life Parts Flight Hours since new or last overhaul are as stated in Annex 2 and that such figures shall be used for the purpose of calculating any payments due to be made by Lessee at the time of Redelivery of the Engine to Lessor;

(d)	the Engine and the Engine Technical Records as more particularly described in Annex 1 have been delivered to and accepted by Lessee on delivery date and are to Lessee’s full satisfaction and in accordance with the provisions of the Lease;

(e)	the Lease Period commenced on the date of this Certificate and Lessee became obliged to pay to Lessor the amounts provided for in the Lease including, in particular, a Deposit of $[ ] and Rent of $[ ] per month;

(f)	the Engine is insured in accordance with the terms of the Lease;

(g)	all representations and warranties made by Lessee pursuant to the Lease remain and if made on this date, would be true and correct in all respects;

(h)	no Relevant Event has occurred or will result from Delivery taking place; and

(i)	it has obtained all required permits, authorisations and licences necessary to lease and operate the Engine pursuant to and in accordance with the Lease.

Words used herein with capital letters and not otherwise defined shall have the same meanings given to them in the Lease.

Dated this [    ] day of [            ]

Signed for and on behalf of : Concesionaria Vuela Compañia de Aviación, S.A. de C.V

By:

Name:

Title:

Annex 1 to Appendix A

Description of Engine

1.	Description

1.1	Engine Type : [ETOPS:]
1.2	Serial no.:
1.3	Engine Certified Thrust Rating:
1.4	QEC: as set out in Annex 2 to Appendix A
1.5	Maintenance Programme reference : [ ]

2.	Condition

The Engine shall be in the condition noted in the following documents, copies of which were delivered to Lessee on or before Delivery:-

2.1	Delivery Condition as noted in Annex 2 to this Appendix A;

[2.2	Last Engine shop visit report;]
[2.3	Aviation Authority airworthiness release certificate;]
[2.4	Complete accessory listing;]
[2.5	Airworthiness Directive status;]
[2.6	Service Bulletin status report;]
[2.7	Log book;]
[2.8	QEC build specification;]
[2.9	Export certificate of airworthiness;]
[2.10	Configuration status report at manufacture;]
[2.11	Trend monitoring data;]
[2.12	Latest Engine run report;]
[2.13	Latest test cell run report;]
[2.14	Module log cards; and]
[2.15	Serviceable tag.]

Annex 2 to Appendix A

Delivery Condition

MODULE PROFILE
Module No.	Description	Module Serial No.	TSN	Module TSEHM	Module Soft	Hours Limit to Go	Module CSEHM	Module Soft	Cycles Limit to Go

DISK PROFILE
LLP No.	Description	P/N	S/N	TSN	Hrs Limit	Hrs to Go	CSN	Cycle Limit	Cycles to Go

Hard Life Parts
Description	P/N	S/N	TSN	TSO	TBO	T Remaining

Appendix B – Redelivery Acceptance Certificate

Engine Lease Finance Corporation (“Lessor”) and Concesionaria Vuela Compañia de Aviación, S.A. de C.V. (“Lessee”) hereby acknowledge that on [    ] at [    ] hours the Lessor accepted Redelivery of the Engine (hereinafter described) pursuant to the terms of the Lease dated [                    ] (the “Lease”) made between Lessor and Lessee and confirm that at [Delivery Location] Lessor has received from Lessee possession of:-

(a)	one [engine model], bearing manufacturer’s serial number [ ], all Parts attached thereto and thereon as more particularly described in Annex 1; and

(b)	the Engine Technical Records as listed in Section 2 of Schedule 4 of the general terms agreement incorporated by reference into the Lease, including all manuals, technical records and historical information regarding the Engine and all Parts attached thereto and thereon;

Lessor and Lessee also hereby acknowledge that:-

(c)	the Module Flight Hours and Cycles since new or last Engine Heavy Maintenance, the Life Limited Parts Flight Hours and Cycles since new and the Hard Life Parts Flight Hours since new or last overhaul are as stated in Annex 2 and that such figures shall be used for the purpose of calculating any payments due to be made by Lessee to Lessor in accordance with the Lease;

(d)	the Engine and Engine Technical records are hereby accepted by Lessor subject to (i) the provisions of the Lease and (ii) correction by Lessee within [number of days] of the discrepancies specified in Annex 3 hereto and Lessee hereby undertakes to correct the discrepancies to the complete satisfaction of Lessor; and

(e)	the leasing of the Engine by Lessor to Lessee pursuant to the terms of the Lease is hereby terminated without prejudice to Lessee’s continuing obligations under the terms of the Lease including, without limitation subparagraph (d) above.

Words used herein with capital letters and not otherwise defined shall have the same meanings given to them in the Lease.

Dated this [    ] day of [            ]

Signed for and on behalf of :

Concesionaria Vuela Compañia	Engine Lease Finance Corporation
de Aviación, S.A. de C.V.

By:

Name:

Title:

Annex 1 to Appendix B

21.	Description of Redelivery Engine

1.	Description

1.1	Engine Type : [ETOPS:]
1.2	Serial no.:
1.3	Engine Certified Thrust Rating:
1.4	QEC: as set out in Annex 2 to Appendix A
1.5	Maintenance Programme reference : [ ]

2.	Condition

At redelivery the Engine shall be in the condition noted in Annex 2 to this Appendix and in the Technical Records listed in Section 2 to Schedule 4 of the GTA

Annex 2 to Appendix B

Redelivery Condition

MODULE PROFILE
Module No.	Description	Module Serial No.	TSN	Module TSEHM	Module Soft	Hours Limit to Go	Module CSEHM	Module Soft	Cycles Limit to Go

DISK PROFILE
LLP No.	Description	P/N	S/N	TSN	Hrs Limit	Hrs to Go	CSN	Cycle Limit	Cycles to Go

Hard Life Parts
Description	P/N	S/N	TSN	TSO	TBO	T Remaining

Annex 3 to Appendix B

Engine and Technical record discrepancies at Redelivery

Appendix C - Utilisation Report

[On Lessee’s headed notepaper]

ENGINE MONTHLY UTILISATION REPORT

TO:	ASSET AND DATABASE MANAGER
ENGINE LEASE FINANCE CORPORATION
SHANNON BUSINESS PARK,
SHANNON, CO. CLARE, IRELAND.
FACSIMILE NO. +353 61 361785

FROM:	CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V.

ENGINE TYPE:	[ ]

M.S.N.	[ ]

REPORT DATE:	[ ]

Section 1 must be completed and returned within 10 days after the end of each calendar month and on the termination date.

Section 2 must be completed after each Engine’s Shop Visit for any reason.

SECTION 1

Date Installed

Aircraft Reg.

Aircraft owner:

Present wing/tail Location

T.S.N.

C.S.N.

Hrs Flown this mth

Cycles flown this mth

Thrust Rating this mth

SECTION 2

Date last shop visit

TSN at shop visit

CSN at shop visit

Cycles to next shop visit

Next limiting component

IMPORTANT NOTE

Attach listing of all modifications, Airworthiness Directives, service bulletins carried out during each Engine Shop Visit as it occurs. Also attach a copy of the Engine Shop Visit findings report and the latest revision to the Engine’s Life Limited Parts (disk) profile.

Signed:

Authorised Quality Assurance/Engineering Officer

Schedule 3 - Insurance Requirements2

1.	Lessee shall effect and maintain the following insurances:

1.1	Aircraft third party insurance including passenger, baggage, cargo and mail, airline general third party legal liability, product liability and personal injury (libel, slander, wrongful eviction, etc.) liability coverage (in accordance with AV52C) and including Lessor and Lender as additional insureds in amounts satisfactory to Lessor but in no event less than ***** combined single limit (bodily injury/property damage) in respect of any one accident/occurrence;

1.2	Hull “all risks” insurance whilst flying and on the ground (coverage to include all parts removed from the Engine from time to time and replaced by substitute parts) and to include the Engine while attached to an airframe or removed and not replaced and to include spares insurance (including transit) while the Engine is not attached to an airframe, on an agreed value basis in Dollars for not less than the Agreed Value at the time of placement or renewal, such policy to include a 50/50 clause (in accordance with the London underwriters agreement known as AVS 103);

1.3	Hull war risks insurance on an agreed value basis in Dollars for not less than the Agreed Value at the time of placement or renewal covering the risks presently excluded from hull all risk policies by Lloyds Clause AVN 48(B) “War Hijacking and other Perils Exclusion Clauses (Aviation)” or similar clause, if applicable in the form and to the extent available from the insurance market, a 50/50 clause (in accordance with the London underwriters agreement AVS 103), spares coverage (including while in storage or transit while the Engine is not attached to an airframe) and coverage for confiscation by the state of registration for any airframe to which the Engine may be attached from time to time;

1.4	All Risks Aviation Hull Deductible Insurance such policy shall insure the difference between the standard market deductible under the Hull All Risks Insurances and a self insured retention of *****;

1.5	Search and Rescue Expense Insurance in an amount not less than ***** any one occurrence to the extent that such insurances reasonably obtainable in the airline insurance market.

2.	The Insurances and each related broker’s certificate and letter of undertaking shall be in form and substance reasonably satisfactory to Lessor and shall and be with Insurers and shall:

2.1	provide, as respects the additional insureds, that the Insurances shall not be invalidated by any action or inaction by Lessee regardless of any breach or violation by Lessee or any other of any of the additional insureds of any warranty, declaration or condition contained in each policy;

2.2	provide for world-wide coverage (subject only to such geographical limits as may be imposed by the war and allied perils insurance or such other exceptions as are customary in the market from time to time or as the additional insureds may agree);

2.3	provide that the Insurances shall not be invalidated, so far as the additional assureds are concerned, by any act or omission (including non-disclosure and misrepresentation) by Lessee or any other party and insure the interests of the

[2]	May be replaced by form of certificate of insurance if acceptable to ELF and its insurance advisor

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

additional insureds regardless of any breach or violation by Lessee or any other party of any term, condition or warranty contained in such policy, provided that the relevant additional insureds have not caused, contributed to or knowingly condoned the said act or omission;

2.4	in respect of liability insurances, provide by means of a severability of interests/cross-liability clause that all the provisions thereof, except the limits of liability, shall operate to give each additional insured the same protection as if there was a separate policy issued to each additional insured.

Schedule 4 – Redelivery Condition

Section 1: Operating Condition at Redelivery

To comply with the Redelivery Condition, the Engine shall:-:

1.	in all respects be in a condition that fully complies with all the terms of this Agreement and the obligations of Lessee hereunder;

2.	be free and clear of all Encumbrances (except Lessor Liens) and shall have installed thereon the Parts installed at the commencement of the Lease Period or replacements therefor installed in accordance with the provisions of Clause 6.3 of the GTA provided that title thereto is vested in Lessor;

3.	be fully serviceable and available for immediate use in ordinary commercial airlines operations;

4.	be in as good condition as at the commencement of the Lease Period, normal wear and tear and changes or alterations properly made by Lessee as permitted under this Agreement excepted and any performance deterioration beyond Manufacturers’ stipulated tolerances shall have been corrected;

5.	be free of all deferred or carry-over maintenance items, including pilot log book reports and defects requiring repetitive inspections (other than Airworthiness Directives or Service Bulletins requiring the same);

6.	have performed on a terminating action basis (if terminating action is available) all Airworthiness Directives requiring completion within six months after the end of the Lease Period;

7.	have installed on it all applicable Manufacturers’ service bulletin kits received free of charge by Lessee in respect of the Engine, and if not installed, such kits shall be delivered free of charge to Lessor with the Engine;

8.	have not less than the minimum number of Flight Hours and Cycles specified in the Lease remaining to its next scheduled shop visit for Engine Heavy Maintenance. The time between Engine Heavy Maintenance shall be determined in Flight Hours or Cycles (whichever is the more limiting) by calculating the lesser of (1) the mean time in Flight Hours and Cycles between Engine Heavy Maintenance for similar engines in Lessee’s fleet operated at the same thrust rating as the Engine which have undergone at least two shop visits for Engine Heavy Maintenance or (2) applicable Manufacturer’s published data for similar operational conditions;

9.	have at least the number of Flight Hours and Cycles specified in the Lease remaining to scheduled removal on all Life Limited Parts and Hard Life Parts;

10.	have all QEC/EBU rotable components delivered with the Engine (if any) redelivered in the state specified in the Lease since scheduled overhaul;

11.	have the minimum available EGT margin specified in the Lease and as determined by the test cell performance run referred to in Clause 20.2;

12.	be configured for a certified thrust rating not less than at Delivery;

13.	have corrective action taken, if necessary to ensure that oil consumption is within the limit set forth in the Maintenance Manual.

Section 2: Engine Technical Records at Redelivery

The following documents shall be furnished with the Engine together with the original Engine Technical Records in a current, up-to-date and correct status in accordance with the provisions of this Agreement.

1.	Airworthiness Directives Documentation

(a)	A single, complete and current status list of the AD and mandatory Aviation Authority (and FAA and/or EASA if applicable) regulations applicable to the Engine model. This list shall be provided in a format acceptable to Lessor and shall include:

(i)	A.D. and revision number;

(ii)	A.D. title;

(iii)	Specification whether the AD is applicable, terminated or repetitive and stated means by which compliance was accomplished (e.g. modified, repaired, inspected);

(iv)	Date of accomplishment and\or of last maintenance accomplishment if repetitive and state next “inspection due date/time”;

(v)	Manufacturers’ Service Bulletin references, engineering documentation references and cross references where appropriate;

(vi)	Name and number of the internal maintenance form or work order used to document accomplishment.

The list shall be typed, certified and signed by an authorised quality assurance representative in compliance with the applicable regulatory body of Lessee or by Lessee’s Authorised Repairer quality assurance inspector.

(b)	Legible copies of the work instruction/completion documents that accomplish each AD. If the AD is a repetitive inspection, documentation of the last accomplishment is sufficient. These documents must have date of accomplishment, signature of a certified mechanic and/or inspector, and the mechanic’s/inspector’s certificate number or repair station number of the mechanic accomplishing the work. The document must reference the AD number and company authorisation which covered the AD.

(c)	Exemptions or deviations granted by the FAA and/or EASA (or equivalent) to Lessee on AD compliance, including copy of exemption request.

2.	Engineering Documentation

(a)	A single, current master list of all service bulletins applicable to the Engine type and an associated list indicating compliance with applicable service bulletins. Such list shall identify any and all service bulletins required to comply with the Host Aircraft extended range requirements;

(b)	One copy of all non-Manufacturer, non-FAA and non-EASA approved repairs or alternatives;

(c)	Latest amendment to the Maintenance Programme.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

3.	One copy of the following individual Engine Records

(a)	A certified non incident or accident statement and/or incident reports and major damage reports, if any;

(b)	FAA Form 8130-3 and serviceable tag or return to service certificate completed by an authorised inspector of Lessee or Lessee’s Authorised Repairer;

(c)	Last test cell run report for the Engine;

(d)	Borescope history for current installation for the Engine including video thereof if available;

(e)	Latest available Engine trend monitoring report for a minimum period of three months prior to removal for Redelivery;

(f)	Life Limited Parts data including full and substantiated traceability back to birth for any replacement LLP, such substantiation to include but not be limited to (i) on-logs for each previous installation of such LLP showing the then TSN/CSN of both the host engine and the LLP; (ii) off-logs for each previous removal of such LLP showing the then TSN/CSN of both the host engine and the LLP; confirmation of all thrust ratings such LLP previously operated at; (iv) FAA 8130-3 or EASA Form 1 certification for such LLP; and (v) where such replacement LLP is not new at the time of installation on the Engine a non-incident statement for such LLP;

(g)	All issued FAA Form 337’s and 8130-3’s or EASA Form 1’s together with detailed Authorised Repairer Engine Shop Visit reports related to each Engine Shop Visit during the Lease Period including updated complete Engine data submittal or equivalent issued by the Authorised Repairer which shall include the TSN, CSN and TSO of the HPT airfoils;

(h)	Engine logbook and Module logcards or listing of status of Engine Modules, Hard Life Parts, Life Limited Parts and accessories by description, part number, serial number, TSN, CSN, TSO, CSO, TSLSV, CSLSV, time remaining to scheduled removal, inspection, bench test, overhaul (as appropriate);

(i)	Accessory and QEC/EBU to the extent applicable listing and status;

(j)	Export certificate of airworthiness. If Lessee’s Aviation Authority does not normally issue such a certificate, Lessor will accept an equivalent letter from the Aviation Authority confirming that the Engine complies in all respects with the requirements in force at that time if it were installed on a Host Aircraft which itself qualifies for an export certificate of airworthiness;

(k)	Any SOAP analysis performed pursuant to Clause 20.2.

Schedule 5 – Form of Deregistration Power of Attorney

[PODER ESPECIAL IRREVOCABLE EN FAVOR DE ENGINE LEASE FINANCE CORPORATION A SER OTORGADO ANTE NOTARIO PUBLICO MEXICANO]

En la Ciudad de         , a los     días del mes de     de dos mil seis, ante mí             , titular de la Notaría Pública Número             de             , comparecieron los señores          en su carácter de apoderados jurídicos generales de CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE (la “Sociedad”) quienes manifestaron:

Que ocurren a otorgar y conferir MANDATO ESPECIAL IRREVOCABLE en los siguientes términos:

PODER ESPECIAL IRREVOCABLE LIMITADO PARA CANCELACIÓN DE REGISTRO Y EXPORTACIÓN DE MOTORES EN FAVOR DE ENGINE LEASE FINANCE CORPORATION PARA QUE EL APODERADO LO EJERZA EN NOMBRE Y EN REPRESENTACION DE LA SOCIEDAD PODERDANTE CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE

CLÁUSULAS

PRIMERA. Los señores             en su calidad de REPRESENTANTES LEGALES de CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE otorga en favor de ENGINE LEASE FINANCE CORPORATION, o cualquier apoderado de ésta o quien ésta designe, (el “Apoderado”), PODER ESPECIAL CON CARÁCTER DE IRREVOCABLE por otorgarse en cumplimiento y como condición de y sujeto a una obligación bilateral conforme al Aircraft Engine Lease General Terms Agreement celebrado entre Engine Lease Finance Corporation y la Sociedad, de fecha                      (el “Contrato”), y conforme a lo previsto en el Artículo 2596 del Código Civil Federal y así como sus correlativos de los Códigos Civiles para el Distrito Federal y los demás Estados de la República Mexicana, con facultades generales para PLEITOS Y COBRANZAS y para ACTOS DE ADMINISTRACIÓN, en los términos de los dos primeros párrafos del Artículo 2554 y del Artículo 2587 del Código Civil Federal así como sus correlativos de los Códigos Civiles para el Distrito Federal y los demás Estados de la República Mexicana, limitado en cuanto a su objeto para que, en nombre y representación de la Sociedad, conjunta o separadamente solicite ante la Dirección General de Aeronáutica Civil y el Registro Aeronáutico Mexicano, ambas dependientes de la Secretaría de Comunicaciones y Transportes, ante la Secretaría de Hacienda y Crédito Público, el Servicio de Administración Tributaria o ante cualquier otra autoridad administrativa o judicial en México o en cualquier otro país, o ante cualquier agente aduanal, la cancelación del registro de los motores (los “Motores”) descritos en el Lease (el “Arrendamiento”) de conformidad con el Contrato y/o la exportación de dichos Motores, y tome todas las acciones y realice todos los trámites que sean necesarios o convenientes en relación con dicha cancelación y/o exportación y/o trámites. En el ejercicio de sus facultades, cada uno de los apoderados estará facultado para delegar total o parcialmente dichas facultades y revocar tales delegaciones, en el entendido además, que cualesquier acto desempeñado conforme a los poderes aquí otorgados serán vinculantes entre la Sociedad y cualesquiera de dichos apoderados delegados, en los mismos términos que si éste poder hubiese sido otrogado directamente a dichos apoderados delegados.

Los términos con mayúscula inicial utilizados en este poder y no definidos en el mismo, tendrán el significado que se les atribuye en el Contrato.

SEGUNDA. Los actos que el APODERADO JURÍDICO ESPECIAL ENGINE LEASE FINANCE CORPORATION o sus apoderados delegados lleve a cabo y ejecute en el desempeño de este MANDATO dentro de las facultades que se les confieren y otorgan, en nombre y representación de la Sociedad, serán legalmente vinculantes para la Sociedad.

[ENGLISH TRANSLATION FOR INFORMATION PURPOSES ONLY]

SPECIAL IRREVOCABLE POWER-OF-ATTORNEY IN FAVOR OF ENGINE LEASE FINANCE CORPORATION TO BE GRANTED BEFORE A MEXICAN NOTARY PUBLIC

In the City of                     , on the     th day of the month of             , 200    , before me,             , Notary Public No.     , of                     , appeared Messrs.              and                     , in their capacity of general attorneys-in-fact of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE (the “Company”), and declared:

That he appears to deliver and grant SPECIAL IRREVOCABLE MANDATE in the following terms:

SPECIAL IRREVOCABLE LIMITED POWER-OF-ATTORNEY FOR DEREGISTRATION AND EXPORT OF ENGINE IN FAVOR OF ENGINE LEASE FINANCE CORPORATION TO BE EXERCISED ON BEHALF OF THE GRANTOR OF SAID POWER CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE.

CLAUSES

FIRST. Messrs.              and              in their capacity as LEGAL REPRESENTATIVES of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE grant in favor of ENGINE LEASE FINANCE CORPORATION, a SPECIAL IRREVOCABLE POWER-OF-ATTORNEY, or any designee or appointee thereof, it being granted in compliance with and subject to the provisions of a bilateral obligation and it being a condition provided under the Aircraft Engine Lease General Terms Agreement between Engine Lease Finance Corporation and the Company dated                      (the “Agreement”), and in accordance with the provisions of Article 2596 of the Federal Civil Code as well as its correlative Articles in the Civil Codes for the Federal District and for the other States of the Mexican Republic, with general authority for LAWSUITS AND COLLECTIONS and for ACTS OF ADMINISTRATION, in terms of the first two paragraphs of Article 2554 and Article 2587 of the Federal Civil Code as well as its correlative Articles in the Civil Codes for the Federal District and for the other States of the Mexican Republic, limited with respect to its purpose and scope so that it may request before the General Bureau of Civil Aviation (Dirección General de Aeronáutica Civil), the Mexican Aeronautic Registry (Registro Aeronáutico Mexicano), both depending from the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes), or before the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), the Revenue Administration Service (Servicio de Administración Tributaria) or before any other administrative or judicial authority in Mexico or in any other country, or before any customs broker (agente aduanal), the cancellation of the registration of the engine(s) (the “Engine(s)”) described in the applicable Lease (the “Lease”), pursuant to and in accordance with the Agreement and/or the exportation of said Engine(s), and take all necessary action and carry out all the filings that are necessary or convenient with respect to such cancellation and/or exportation. In the exercise of its authority, each of the attorneys-

in-fact shall be authorized to delegate totally or partially such authorities and to revoke such delegations, provided further that any action taken pursuant to the powers granted hereunder shall be binding upon the Company and any such delegate attorneys, in the same terms and creating the same legal relationship as if this power had been granted thereto directly by the Company to each such attorney.

Terms used as defined herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement.

SECOND. Any acts carried out and executed by the SPECIAL ATTORNEY-IN-FACT ENGINE LEASE FINANCE CORPORATION or any of its delegate attorneys in the performance of this mandate and within the authorities granted and conferred hereunder in the name and representation of the Company, shall be binding on the Company.

Schedule 6 – Form of Process Agent Power of Attorney

[PODER ESPECIAL IRREVOCABLE A SER OTORGADO ANTE NOTARIO PUBLICO MEXICANO]

UNICA.- “CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE (la “Sociedad”), representada en este acto por los señores             ,en cumplimiento de sus obligaciones conforme al Aircraft Engine Lease General Terms Agreement (el “Contrato”) de fecha              celebrado entre la Sociedad y Engine Lease Finance Corporation en este acto y por el presente instrumento otorga y confiere a favor de “CORPORATION SERVICE COMPANY”, sus empleados, funcionarios y apoderados (conjuntamente el “Agente de Proceso”), con oficinas ubicadas en esta fecha en 1133 (mil ciento treinta y tres) Avenue of the Americas, Suite 3100 (tres mil cien), New York, NY 10036 (diez mil treinta y seis), Estados Unidos de América, o cualesquier otra oficina o domicilio que pueda notificar a la Sociedad, un poder especial e irrevocable para pleitos y cobranzas, en términos del primer y cuarto párrafos del Artículo 2554 (dos mil quinientos cincuenta y cuatro) del Código Civil del Distrito Federal y sus artículos correlativos en el Código Civil Federal y los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos. El Agente de Proceso estará facultado para actuar como su apoderado en nombre y representación de la Sociedad, exclusivamente para recibir cualquier emplazamiento en relación con cualquier demanda o procedimiento arbitral o administrativo que se origine de o en conexión con el Contrato o cualquier otro documento relacionado con el Contrato del cual la Sociedad sea parte.

El poder que se confiere en este acto tiene el carácter de irrevocable en los términos del Artículo 2596 (dos mil quinientos noventa y seis) del Código Civil del Distrito Federal y sus artículos correlativos en el Código Civil Federal y los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos, e virtud de que se otorga en cumplimiento de una obligación bilateral, una condición y medio para que la Sociedad cumpla con sus obligaciones conforme al el Contrato.

[ENGLISH TRANSLATION FOR INFORMATION PURPOSES ONLY]

SPECIAL IRREVOCABLE POWER-OF-ATTORNEY TO BE GRANTED BEFORE A MEXICAN NOTARY PUBLIC

SOLE.- “CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE (the “Company”), respresented hereby by Messrs.              and     , in compliance of a bilateral obligation and it being a condition provided under the Aircraft Engine Lease General Terms Agreement (the “Agreement”) between Engine Lease Finance Corporation and the Company dated                     , hereby grants in favor of “CORPORATION SERVICE COMPANY”, its officers, employees and attorneys (jointly the “Process Agent”) with offices at 1133 Avenue of the Americas, Suite 3100, New York, NY 10036, United States of America and any other offices or addresses it my indicate in writing to the Company, a special power of attorney for lawsuits and collections in accordance with the provisions of the first and third paragraphs of article 2554 of the Federal Civil Code as well as its correlative Articles in the Civil Codes for the Federal District and for the other States of the United Mexican States. The Process Agent is authorized to act as attorney in name and representation of the Company solely to receive any notice of lawsuit or any other judicial, arbitration or administrative proceeding originated in respect of or related to the Agreement or any other document related to the Agreement to which the Company is a party.

This power is granted in accordance with the provisions of Article 2596 of the Federal Civil Code as well as its correlative Articles in the Civil Codes for the Federal District and for the other States of the United Mexican States as it is being granted in compliance of a bilateral obligation, a condition and as a means for compliance by the Company of its obligations under the Agreement

IN WITNESS whereof this Agreement has been signed on behalf of the parties hereto the day and year first above written.

ENGINE LEASE FINANCE CORPORATION

By:	/s/ Tom Barrett
Name:	Tom Barrett
Title:	Executive Vice President Chief Financial, Administrative Officer

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V.

By:	/s/ Alfonso Ascencio Triujeque
Name:	Alfonso Ascencio Triujeque
Title:	General Counsel

To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Agreement may be created through the transfer of possession of any counterpart other than the original counterpart which shall be identified as the counterpart which has been marked “Original “on the signature page hereof.